Exhibit 2.1

SCHEME IMPLEMENTATION AGREEMENT

Redflex Holdings Limited

Verra Mobility Corporation

KPMG Law

KPMG

International Towers Sydney 3

300 Barangaroo Avenue
Sydney  NSW  2000

ABN 78 399 289 481  |  DX1056 Sydney

Liability limited by a scheme approved under Professional Standards Legislation

CONTENTS

1.DEFINITIONS AND INTERPRETATION1

2.AGREEMENT TO PROPOSE AND IMPLEMENT THE SCHEME12

3.CONDITIONS13

4.SCHEME18

5.IMPLEMENTATION19

6.CONDUCT OF BUSINESS AND ACCESS26

7.REDFLEX BOARD RECOMMENDATION AND INTENTIONS30

8.WARRANTIES31

9.RELEASES33

10.EXCLUSIVITY33

11.BREAK FEE36

12.REVERSE BREAK FEE38

13.TERMINATION39

14.PUBLIC ANNOUNCEMENTS40

15.CONFIDENTIALITY41

16.GST41

17.DUTY, COSTS AND EXPENSES42

18.NOTICES42

19.GENERAL43

SCHEDULE 1 - VERRA WARRANTIES46

SCHEDULE 2 - REDFLEX WARRANTIES48

SCHEDULE 3 - REDFLEX PRESCRIBED OCCURRENCES52

SCHEDULE 4 - TIMETABLE54

SCHEDULE 5 - REDFLEX CAPITAL STRUCTURE56

By signing this document the witness states that they witnessed the signature of the signatory over audio visual link in accordance with s14G of the Electronic Transactions Act 2000 (NSW).57

ANNEXURE A - SCHEME OF ARRANGEMENT58

ANNEXURE B - DEED POLL59

DATED 22 January 2021

PARTIES

Redflex Holdings Limited (ACN 069 306 216) of 31 Market Street, South Melbourne, VIC 3205, Australia (Redflex)

Verra Mobility Corporation of 1150 North Alma School Road, Mesa, Arizona 85201, United States of America (Verra)

RECITALS

A.	Redflex and Verra propose to merge by way of a scheme of arrangement under Part 5.1 of the Corporations Act.
B.	At the request of Verra, Redflex intends to propose and implement the Scheme.
C.	Redflex and Verra wish to implement the Scheme on the terms and conditions of this agreement.

OPERATIVE PROVISIONS

1.	DEFINITIONS AND INTERPRETATION
1.1.	Definitions

The following definitions apply in this agreement, unless the context requires otherwise:

Accounting Standards means:

(a)	accounting standards as defined in the Corporations Act; and
(b)

to the extent consistent with paragraph (a), other accounting standards, principles and practices generally accepted in Australia for a business similar to that conducted by the Redflex Group, consistently applied.

Adviser means, in relation to a person, a financier, financial adviser, corporate adviser, legal adviser (including counsel engaged by that legal adviser), or technical or other expert adviser or consultant (including the Registry) who provides advisory services to that person in a professional capacity.

Affiliate means, in respect of a person (Primary Person), a person:

(a)	Controlled directly or indirectly by the Primary Person;
(b)	Controlling directly or indirectly the Primary Person;
(c)	who is Controlled, directly or indirectly, by a person or persons who Control the Primary Person; or
(d)	directly or indirectly under the common Control of the Primary Person and another person or persons.

Agreed Bonus Payment means the payment of cash incentives, bonuses or special exertion fees to existing directors or employees of the Redflex Group (as Redflex and Verra may agree) of up to US$500,000 (in aggregate).

Announcement Date means the date on which this agreement is executed.

ASIC means the Australian Securities and Investments Commission.

ASIC Policy means the regulatory policies (including regulatory guides) issued by ASIC as at the date of this agreement setting out its policy in relation to (among other things) the interpretation and enforcement of relevant sections of the Corporations Act.

Associate has the meaning set out in section 12 of the Corporations Act, as if section 12(1) included a reference to this agreement.

ASX means ASX Limited (ABN 98 008 624 691) or the securities market which it operates, as the context requires.

ASX Listing Rules means the official listing rules of ASX, modified to the extent of any express written waiver by ASX.

Audited Accounts means the audited accounts of the Redflex Group for the financial year ending 30 June 2020, as disclosed on ASX.

Break Fee means an amount equal to $1,461,000.

Business means the business currently conducted by the Redflex Group.

Business Day means a day on which banks are open for general banking business in Mesa, Arizona, USA and Melbourne, Victoria, Australia (not being a Saturday, Sunday or public holiday in either of those places).

CARES Act means The Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any U.S. executive order relating to the deferral of U.S. federal payroll taxes, and includes any treasury regulations or other official guidance promulgated with respect to the foregoing.

Claim means, in relation to a person, a demand, claim, action or proceeding (including any appeal) made or brought by or against the person, however arising and whether present, unascertained, immediate, future or contingent.

Clean Team Agreement means the supplementary deed dated 23 December 2020 between Redflex, Verra and ATS Consolidated, Inc. relating to the Confidentiality Agreement and the Exclusivity Agreement dated 11 December 2020.

Clean Team Members has the meaning given to that term in the Clean Team Agreement.

Competing Proposal means any offer, proposal, agreement, arrangement or transaction, whether existing before, on or after the date of this agreement, which, if entered into or completed substantially in accordance with its terms, could mean that a person other than Verra or its Affiliates (either alone or with any Associate thereof) would:

(a)

directly or indirectly acquire Voting Power in, or have a right to acquire a legal, beneficial or economic interest in, or control of, 20% or more of the issued share capital of Redflex or in or of the securities in any member of the Redflex Group;

(b)	acquire control of any member of the Redflex Group within the meaning of section 50AA of the Corporations Act;
(c)

directly or indirectly acquire or become the holder of, or otherwise acquire or have a right to acquire a legal, beneficial or economic interest in, or control of, all or substantially all or a material part of the business or assets of any member of the Redflex Group;

(d)	otherwise directly or indirectly acquire, be stapled with or merge with Redflex; or
(e)	require Verra to abandon, or otherwise fail to proceed with, the Proposed Transaction,

whether by way of a takeover bid, scheme of arrangement, shareholder approved acquisition, capital reduction, buy back, sale, lease or purchase of shares, other securities or assets, assignment of assets or liabilities, joint venture, dual listed company structure (or other synthetic merger), deed of company arrangement, debt for equity arrangement or other transaction or arrangement.

Condition means a condition precedent set out in clause 3.1.

Conduct has the meaning given in clause 19.5.

Confidentiality Agreement means the mutual nondisclosure agreement dated 3 November 2020 between Redflex, Verra and ATS Consolidated, Inc., as supplemented by the Clean Team Agreement.

Control means, with respect to any person (other than an individual), the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person whether through the ownership of voting securities, by agreement or otherwise, and includes the following:

(a)	direct or indirect ownership of more than 50% of the voting rights of such person; or
(b)	the right to appoint the majority of the members of the board of directors of such person (or similar governing body) or to manage on a discretionary basis the assets of such person.

Corporations Act means the Corporations Act 2001 (Cth).

Corporations Regulations means the Corporations Regulations 2001 (Cth).

Court means the Federal Court of Australia, or such other court of competent jurisdiction under the Corporations Act agreed to in writing by the parties.

Cut Off Date means the date that is four Business Days after the date of the provision of the information referred to in clause 10.6(a).

D&O Run-Off Insurance has the meaning given in clause 6.6(b).

Data Room means the virtual data room named “Spectrum” established for the purposes of the Proposed Transaction and hosted by Donnelley Financial Solutions Venue, the index of which has been initialled by, or on behalf of, the parties for the purposes of identification.

Data Room Cut Off Date means 12:00pm on 21 January 2021.

Deed Poll means the deed poll to be executed by Verra or the Vera Nominated Acquirer (if applicable) substantially in the form of Annexure B.

DOJ means the Antitrust Division of the U.S. Department of Justice.

Due Diligence Materials means all the information and documents contained in the Data Room between 3 November 2020 and the Data Room Cut Off Date and all written answers given to written questions in the Data Room submitted by or on behalf of Verra or any of its Representatives as part of the question and answer process provided via the Data Room in connection with the Proposed Transaction.

Duty means any stamp, transaction or registration duty or similar charge imposed by any Government Agency and includes any interest, fine, penalty charge or other amount imposed in respect of any of them, but excludes any Tax.

Effective means, in relation to the Scheme, the coming into effect, under section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) of the Corporations Act in relation to the Scheme, but in any event at no time before an office copy of the order of the Court is lodged with ASIC.

Effective Date means the date on which the Scheme becomes Effective.

Encumbrance means any security for the payment of money or performance of obligations, including a mortgage, charge, lien, pledge, trust, power or title retention or flawed deposit arrangement and any “security interest” as defined in sections 12(1) or 12(2) of the PPSA or any agreement to create any of them or allow them to exist.

Exclusivity Period means the period commencing on the date of this agreement and ending on the earlier of:

(a)	the termination of this agreement in accordance with its terms;

(b)	the Implementation Date; and
(c)	the Sunset Date.

FATA means the Foreign Acquisitions and Takeovers Act 1975 (Cth).

FIRB means the Australian Foreign Investment Review Board.

First Court Hearing Date means the first day of the hearing of the Court for an application for an order under section 411(1) of the Corporations Act convening the Scheme Meeting or, if the application is adjourned for any reason, the day on which the adjourned application is heard.

FTC means the Federal Trade Commission.

GAC means the General Authority for Competition in the Kingdom of Saudi Arabia.

Government Agency means any government or representative, instrumentality or delegate of a government or any governmental, semi-governmental, administrative, fiscal, regulatory or judicial body, department, commission, authority, board, organisation, tribunal, agency, competition authority or entity and includes any minister (including the Treasurer), ASIC, the Australian Competition and Consumer Commission, the Australian Taxation Office, FIRB, ASX, the Takeovers Panel, NZCO, NASDAQ, the SEC, the FTC, the DOJ and any regulatory organisation established under statute or any stock exchange.

GST has the same meaning as “GST” in the GST Act.

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Implementation means the implementation of the Scheme in accordance with its terms after the Scheme becomes Effective.

Implementation Date means the date of Implementation, being the 5th Business Day after the Record Date, or such other date as Redflex and Verra may agree in writing.

Independent Expert means the independent expert in respect of the Scheme approved by Verra and appointed by Redflex to consider whether the Scheme is in the best interests of Shareholders.

Independent Expert’s Report means the report prepared by the Independent Expert in accordance with ASIC Regulatory Guide 111 for inclusion in the Scheme Booklet, including any update or supplementary report, stating whether or not the Scheme is in the best interests of Shareholders.

Insolvency Event means, in the case of any person:

(a)	it ceases, suspends, or threatens to cease or suspend, the conduct of all or a substantial part of its business or disposes of or threatens to dispose of all or a substantial part of its assets;
(b)	it stops or suspends, or threatens to stop or suspend, payment of all or a class of its debts;
(c)	it is, or under legislation is presumed or taken to be, insolvent (other than as the result of a failure to pay a debt or Claim the subject of a good faith dispute);
(d)	it has an administrator, controller or similar officer appointed, or any step preliminary to the appointment of such an officer is taken;
(e)	an application or an order is made, proceedings are commenced or a resolution is passed (and in the case of an application, it is not stayed, withdrawn or dismissed within 30 days) for:
(i)	its winding up, dissolution or administration; or
(ii)	it entering into an arrangement, moratorium, compromise or composition with, or assignment for, the benefit of its creditors or a class of them;
(f)	the person is in liquidation, in provisional liquidation, under administration or wound up or:
(i)	a liquidator, provisional liquidator, receiver, receiver and manager, administrative receiver or similar officer is appointed in relation to;

(ii)	an Encumbrance becomes enforceable or is enforced over; or
(iii)	a distress, attachment or other execution is levied or enforced or applied for over,

all or a substantial part of its assets;

(g)	the person is taken (under section 459F(1) of the Corporations Act) to have failed to comply with a statutory demand;
(h)

the person is the subject of an event described in section 459C(2)(b) or section 585 of the Corporations Act (or the entity making a statement from which another party to this agreement reasonably deduces it is so subject); or

(i)	anything analogous to anything referred to in the above paragraphs, or which has substantially similar effect, occurs with respect to it under the law of any jurisdiction.

Key Personnel means Mark Talbot, Neville Joyce, Craig Durham, Lew Miller, Fergus Porter, Angela Fair, Victor Wardrop, Scott Fitzgerald, Mark Onisiforou, Scott Stewart and Phil Mabey.

Launch Announcement means the public announcement of the Proposed Transaction to be made by Redflex on the ASX on the Announcement Date, in a form agreed between the parties.

Losses means all Claims, damages, losses, costs, expenses and liabilities.

Material Cyber Security Event means a cyber security Specified Event that is suffered by any member of the Redflex Group between (and including) the date of this agreement and 8:00am on the Second Court Hearing Date that has or is reasonably likely to have or result in:

(a)	remediation costs and expenses for the Redflex Group (including any associated penalties and fines) of at least $7.5 million; or
(b)

a shutdown of the systems or operations of the Redflex Group that results in a customer or customers terminating their customer contract or contracts which contribute or are forecast to contribute (individually or collectively) annual customer revenue for the Redflex Group of at least $7.5 million.

Maximum Share Number means 158,804,775 Shares or such larger number as agreed in writing between Redflex and Verra.

NASDAQ means the NASDAQ Stock Market LLC.

NASDAQ Listing Rules means the official listing rules of NASDAQ.

NZCO means the New Zealand Companies Office.

OIO Act means the Overseas Investment Act 2005 (NZ).

OIO Minister means the New Zealand Minister of the Crown who is responsible for the administration of the OIO Act.

OIO Notification means the notification of the Proposed Transaction to the OIO Minister pursuant to section 85 of the OIO Act.

Options means options to subscribe for Shares granted to Mr Mark Talbot, further details of which are set out in Schedule 5.

Performance Rights means performance rights granted to certain employees of the Redflex Group pursuant to the Plan Rules, further details of which are set out in Schedule 5.

Permitted Encumbrance means any of the following:

(a)	any Encumbrance arising by operation of law that arises in the ordinary course of business;
(b)	any retention of title or conditional sale arrangement in connection with the acquisition of goods in the ordinary course of business;
(c)	any security interest that arises solely by virtue of operation of section 12(3) of the PPSA; and

(d)	any Encumbrance approved in writing by Verra (such approval not to be unreasonably withheld, conditioned or delayed),

provided that no member of the Redflex Group is in default, or any liability secured by such Encumbrance is overdue for payment, under the relevant arrangement.

Plan Rules means the Redflex Holdings Limited LTI Performance Rights Plan Rules.

PPP Borrower means Redflex Traffic Systems, Inc., a Delaware corporation.

PPP Loan means the loan in the principal amount of US$2,933,400 received by the PPP Borrower from Western Alliance Bank, N.A. pursuant to the Paycheck Protection Program established under the CARES Act.

PPSA means the Personal Property Securities Act 2009 (Cth).

Proceedings means an enforcement action, investigation, Claim or dispute (each a Matter), not including any Matter to the extent that Matter is fairly disclosed in the Due Diligence Materials.

Proposed Transaction means the proposed transaction pursuant to which Verra will acquire all of the Scheme Shares under the Scheme upon implementation of the Scheme in accordance with the terms of the Transaction Documents.

Record Date means 7:00pm on the day which is two Business Days after the Effective Date, or any other date (after the Effective Date) agreed by the parties to be the record date for the purpose of determining entitlements to receive the Scheme Consideration under the Scheme.

Redflex means Redflex Holdings Limited (ACN 069 306 216).

Redflex Board means the board of directors of Redflex.

Redflex Director means a director of Redflex.

Redflex Group means Redflex and its Subsidiaries.

Redflex Group Revenue means the consolidated annual revenue and other income of the Redflex Group (excluding revenue in relation to any customer contracts discontinued as at the date of this agreement), calculated in accordance with the Accounting Standards and the accounting policies and practices applied by the Redflex Group for the purposes of the Audited Accounts.

Redflex Information means all information contained in the Scheme Booklet, and any updates to that information prepared by or on behalf of Redflex in accordance with clause 5.1(j), other than:

(a)	the Verra Information; and
(b)	the Independent Expert’s Report.

Redflex Material Adverse Effect means:

(a)	a Specified Event which, either individually or when aggregated with any other Specified Events, reduces or is reasonably likely to reduce:
(i)

Redflex Group Revenue by at least $7.5 million (provided that in determining whether this $7.5 million threshold has been met, the amount of any increases in annual revenue (as calculated below) must be taken into account, and if the net effect of any such increases against the reduction or reasonably likely reduction in annual revenue is less than $7.5 million a Redflex Material Adverse Effect will not have occurred), which will be calculated:

a.	on a full annual run rate basis;
b.

subject to paragraph (a)(i)c. below, for the purposes of determining any increases in revenue, taking into account (but assuming the minimum contracted commitment only) the amount of annual revenue from any customer contracts which are signed or renewed after the date of this agreement, but excluding any such revenue derived from such customer contracts or renewals which have a term of less than 3 years; and
c.

where a customer contract contemplated under paragraph (a)(i)b. above is a new contract for, or a renewal of a contract with, an existing customer of the Redflex Group, taking into account only the incremental annual revenue from such contract which exceeds the average annual revenue from the prior contract with that customer; or

(ii)	the consolidated net assets of the Redflex Group (taken as a whole) at any time by at least $10 million; or
(b)	a Material Cyber Security Event.

A Redflex Material Adverse Effect does not include any Specified Event which:

(c)	is required or expressly permitted to be undertaken by any member of the Redflex Group pursuant to this agreement, the Scheme, or the transactions expressly contemplated by them;
(d)	occurs with the written consent or at the written request of Verra;
(e)	is fairly disclosed in the Due Diligence Materials;
(f)	is fairly disclosed by Redflex in an announcement made by Redflex to ASX or in a document lodged by Redflex with ASIC in the 18 months immediately prior to the date of this agreement;
(g)	arises from:
(i)

any actual or proposed change (which has been publicly announced before the date of this agreement) in any law (including taxation laws) or government policy, or changes in the Accounting Standards, after the date of this agreement;

(ii)

any change in general economic, political or business conditions in the markets and jurisdictions in which the Redflex Group operates (including any change in exchange rates or interest rates) or any change in the securities markets in general;

(iii)

any act of terrorism (not specifically targeted at the Redflex Group), war (whether or not declared), natural disaster or any similar event, occurrence or matter occurring after the date of this agreement; or

(iv)	the occurrence or continuation of the COVID-19 global pandemic or any related epidemic or pandemic arising from a mutation, variation or derivative of the COVID-19 virus,

except where such changes have a disproportionately adverse effect on the Redflex Group relative to other persons operating in the integrated traffic solutions industry in Australia and the United States; or

(h)

arises from costs and expenses reasonably incurred by Redflex and paid or payable to external Advisers in connection with the Proposed Transaction, including the incurring or payment of all fees and expenses (including disbursements) payable to those external Advisers and any fees and expenses (including disbursements) reasonably incurred or payable in connection with any Takeovers Panel or other legal proceedings.

Redflex Prescribed Occurrence means the occurrence of any of the events set out in Schedule 3, other than:

(a)	as required or expressly permitted to be undertaken by any member of the Redflex Group pursuant to this agreement, the Scheme, or the transactions expressly contemplated by them;
(b)

in respect of those events set out in paragraphs 6 to 13 of Schedule 3, as fairly disclosed by Redflex in an announcement made by Redflex to ASX or in a document lodged by Redflex with ASIC in the 18 months immediately prior to the date of this agreement; or

(c)	as required to be done by law, a Government Agency or a court,

and provided further that a Redflex Prescribed Occurrence detailed in Schedule 3 will not occur where Redflex has first consulted with Verra in relation to the event and Verra has approved the event in writing.

Redflex Released Person means any member of the Redflex Group or any director, officer, employee or Adviser of any member of the Redflex Group, other than Redflex.

Redflex Specified Executives means Mark Talbot, Neville Joyce, Craig Durham, Lew Miller, Fergus Porter and Angela Fair.

Redflex Warranties means the representations and warranties of Redflex set out in Schedule 2.

Register means the register of members of Redflex.

Registry means the person operating the Register, being Computershare Investor Services Pty Limited (ACN 078 279 277).

Regulatory Approvals means the approvals set out in clause 3.1(a).

Related Body Corporate has the meaning given in the Corporations Act.

Relevant Interest has the meaning given in sections 608 and 609 of the Corporations Act.

Representative means, in relation to a party:

(a)	a Related Body Corporate of the party;
(b)	a director, officer or employee of the party or any of its Related Bodies Corporate; or
(c)	an Adviser to the party or any of its Related Bodies Corporate.

Resigning Director has the meaning given in clause 5.5(b)(ii).

Reverse Break Fee means an amount equal to $1,461,000.

Review Draft means the draft of the Scheme Booklet in a form acceptable to both parties, which is provided to ASIC for approval under section 411(2) of the Corporations Act.

Run-Off Insurances has the meaning given in clause 6.7(d).

Scheme means the scheme of arrangement under Part 5.1 of the Corporations Act between Redflex and Scheme Participants, in the form of Annexure A (or such other form agreed to in writing by the parties), under which all of the Scheme Shares will be transferred to Verra as described in the Scheme, in consideration for the provision of the Scheme Consideration to Scheme Participants, subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act to the extent they are approved in writing by each of Redflex and Verra in accordance with the Scheme.

Scheme Booklet means the information booklet in respect of the Scheme to be prepared in accordance with clause 5.3 and approved by the Court and despatched to Shareholders.

Scheme Consideration means the consideration described in clause 4.3 payable by Verra to each Scheme Participant under the terms of the Scheme for the transfer of its Scheme Shares to Verra.

Scheme Meeting means the meeting of Shareholders ordered by the Court to be convened under section 411(1) of the Corporations Act to consider approval of the Scheme Resolution.

Scheme Participant means a Shareholder registered in the Register as the holder of one or more Shares at the Record Date.

Scheme Resolution means a resolution of Shareholders to approve the Scheme under section 411(4)(a)(ii) of the Corporations Act.

Scheme Share means a Share held by a Scheme Participant as at the Record Date.

SEC means the U.S. Securities and Exchange Commission.

Second Court Hearing Date means the first day on which an application made to the Court for an order under section 411(4)(b) of the Corporations Act approving the Scheme is heard or, if the application is adjourned for any reason, the day on which the adjourned application is heard.

Share means a fully paid ordinary share in the capital of Redflex.

Shareholder means a person entered in the Register as the holder of one or more Shares from time to time.

Specified Event means an event, occurrence or matter that:

(a)	occurs after the date of this agreement;
(b)	occurs before the date of this agreement but is only announced or publicly disclosed after the date of this agreement; or
(c)	will or is likely to occur after the date of this agreement and which has not been publicly announced prior to the date of this agreement.

Specified Insurances means the following insurances of the Redflex Group:

(a)	crime protection and employment practices liability insurance;
(b)	civil liability insurance for information technology organisations insurance;
(c)	the claims made cover provided under the umbrella liability insurance;
(d)	excess cyber liability insurance;
(e)	corporate practices protection insurance; and
(f)	any other claims made policies as agreed in writing between the parties.

Subsidiary has the meaning given in the Corporations Act, provided that a person will also be taken to be a Subsidiary of another person if it is controlled by that other person (as ‘control’ is defined in section 50AA of the Corporations Act) and, without limitation:

(a)	a trust may be a Subsidiary, for the purposes of which a unit or other beneficial interest will be regarded as a share;
(b)	a person may be a Subsidiary of a trust if it would have been a Subsidiary if that trust were a corporation; and
(c)	a person will also be deemed to be a Subsidiary of another person if that person is required by relevant accounting standards to be consolidated with that other person.

Sunset Date means:

(a)	the date that is 6 months after the date of this agreement; or
(b)

if either party reasonably expects a condition relating to Regulatory Approvals will not be satisfied or waived by the date referred to in paragraph (a), a subsequent date nominated by that party no later than 5:00pm on the day prior to the date referred to in paragraph (a), not to exceed more than 3 months after such date; or

(c)	such other date as may be agreed in writing between Redflex and Verra both acting reasonably.

Superior Proposal means a bona fide Competing Proposal which the Redflex Board, acting in good faith in the interests of Redflex and the Shareholders, and after taking advice from its legal and financial advisers, determines:

(a)

would, if completed substantially in accordance with its terms, result in an acquisition of control (within the meaning of section 50AA of the Corporations Act) of Redflex or all or substantially all of the Redflex Group;

(b)	is reasonably capable of being completed in accordance with its terms taking into account all aspects of the Competing Proposal, including its conditions, the identity, reputation and financial condition of the person making such proposal, and all relevant legal, regulatory and financial matters; and
(c)

would be more favourable to the Shareholders as a whole than the latest proposal provided by Verra to Redflex, taking into account all aspects of the Competing Proposal and the latest proposal provided by Verra to Redflex, including the identity, reputation and financial condition of the person making such proposal, legal, regulatory and financial matters, certainty and any other matters affecting the probability of the relevant proposal being completed in accordance with its terms.

Takeovers Panel means the Takeovers Panel constituted under the Australian Securities and Investments Commission Act 2001 (Cth).

Tax means any tax, levy, charge, impost, fee, deduction, GST, compulsory loan or withholding that is assessed, levied, imposed or collected by any Government Agency and includes any interest, fine, penalty, charge, fee or any other amount imposed on or in respect of any of the above, but excludes any Duty.

Third Party means a person other than Verra or any of its Related Bodies Corporate.

Timetable means the indicative timetable for the implementation of the Proposed Transaction as set out in Schedule 4, subject to any modifications as the parties may agree in writing or as may be required by ASX.

Transaction Documents means:

(a)	this agreement;
(b)	the Scheme; and
(c)	the Deed Poll.

Transaction Implementation Committee means a committee to be made up of:

(a)	the chief executive officer of each of Redflex and Verra;
(b)	a representative from each of the legal and financial advisors of each party; and
(c)	such other persons as the parties may agree from time to time.

Treasurer means the Treasurer of the Commonwealth of Australia.

Verra means Verra Mobility Corporation.

Verra Counterproposal has the meaning given in clause 10.6(c).

Verra Group means Verra and its Subsidiaries (but excluding, at any time, Redflex and its Subsidiaries to the extent that Redflex and its Subsidiaries are subsidiaries of Verra at that time).

Verra Information means the information regarding Verra as is required to be included in the Scheme Booklet under the Corporations Act, the Corporations Regulations or applicable ASIC Policy.  For clarity, Verra Information does not include information about the Redflex Group (except to the extent it relates to any statement of intention relating to the Redflex Group following the Effective Date).

Verra Nominated Acquirer has the meaning given in clause 2.3.

Verra Nominees has the meaning given in clause 5.5(a).

Verra Released Person means any member of the Verra Group or any director, officer, employee or Adviser of any member of the Verra Group, other than Verra.

Verra Specified Executives means David Roberts, Rebecca Collins, Tricia Chiodo, Michael McMillin and Raph Avraham.

Verra Warranties means the representations and warranties of Verra set out in Schedule 1.

Voting Power has the meaning it is given in section 610 of the Corporations Act.

1.2.	Interpretation

In the interpretation of this agreement, the following provisions apply unless the context otherwise requires:

(a)	The singular includes the plural and conversely.
(b)	A gender includes all genders.
(c)	If a word or phrase is defined, its other grammatical forms have a corresponding meaning.
(d)	A reference to a “person” includes an individual, a body corporate, a corporation, trust, partnership, unincorporated body or any other entity or organisation.
(e)

A reference to a clause, schedule, annexure or party is a reference to a clause of, or a schedule, annexure or party to, this agreement and references to this agreement include any schedules and annexures.

(f)

A reference to an agreement or document (including a reference to this agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this agreement or that other agreement or document.

(g)	A reference to a person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns.
(h)

A reference to legislation (including subordinate legislation) or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(i)	A reference to writing includes any method of representing or reproducing words, figures, drawings or symbols in a visible and tangible form (and includes a communication by electronic mail).
(j)	A reference to $ or A$ is a reference to the lawful currency of Australia.
(k)	A reference to time is a reference to time in Melbourne, Australia.
(l)	The meaning of general words is not limited by specific examples introduced by including, for example, or similar expressions.
(m)

A fact, matter or circumstance is disclosed or fairly disclosed for the purposes of this agreement if sufficient information has been publicly disclosed to the ASX or disclosed to Verra by the Data Room Cut Off Date to the extent, and in reasonably sufficient detail, so as to allow a reasonable and sophisticated bidder experienced in transactions of the nature of the Proposed Transaction to identify the nature and substance of the relevant fact, matter or circumstance.

(n)	Headings (including those in brackets at the beginning of paragraphs) are for convenience only and do not affect the interpretation of this agreement.
(o)	If the day on or by which a person must do something under this agreement is not a Business Day, the person must do it on or by the next Business Day.
1.3.	Reasonable endeavours

A reference in this agreement to a party using or having an obligation to use its reasonable endeavours does not oblige that party to:

(a)

pay money in the form of an inducement or consideration to a third party to procure something (other than the payment of applicable Government Agency fees or immaterial expenses or costs, including costs of Advisers, to procure the relevant thing) or in circumstances that are commercially onerous or unreasonable in the context of this agreement;

(b)	provide other valuable consideration to or for the benefit of any person;

(c)	agree to commercially onerous or unreasonable conditions; or
(d)	commence or defend any legal action or proceeding against any person.
1.4.	Consents or approvals

If the doing of any act, matter or thing under this agreement is dependent on the consent or approval of a party or is within the discretion of a party, the consent or approval may be given or the discretion may be exercised conditionally or unconditionally or withheld by the party in its absolute discretion unless expressly provided otherwise.

1.5.	Knowledge, belief or awareness of Redflex
(a)

Certain statements made in this agreement (including certain Redflex Warranties) are given and made by Redflex only on the basis of its knowledge, belief or awareness. For the purposes of this agreement, Redflex’s knowledge, belief or awareness is limited to the actual knowledge, belief or awareness of the Redflex Specified Executives and any knowledge that any of those persons would have had if they had made reasonable enquiries of their respective direct reports who have been briefed on the Proposed Transaction.

(b)	Subject to clause 1.5(a), the knowledge, belief or awareness of any person other than the Redflex Specified Executives will not be imputed to Redflex.
(c)

None of the Redflex Specified Executives will bear any personal liability in respect of the Redflex Warranties or otherwise under this agreement (except to the extent that the relevant Redflex Specified Executive has acted fraudulently or has engaged in wilful misconduct).

1.6.	Listing requirements included as law

A listing rule or business rule of a securities exchange will be regarded as a “law”, and a reference to such a rule is to be taken to be subject to any waiver or exemption granted to a party.

2.	AGREEMENT TO PROPOSE AND IMPLEMENT THE SCHEME
2.1.	Redflex to propose and implement

Redflex agrees to propose and implement the Scheme in accordance with the Corporations Act and applicable ASIC Policy and on and subject to the terms and conditions of this agreement, and to use all reasonable endeavours to do so as soon as reasonably practicable and otherwise in accordance with the Timetable.

2.2.	Verra to assist

Verra agrees to assist Redflex to propose and implement the Scheme in accordance with the Corporations Act and applicable ASIC Policy and on and subject to the terms and conditions of this agreement, and to use all reasonable endeavours to do so as soon as reasonably practicable and otherwise in accordance with the Timetable.

2.3.	Nomination of acquirer Subsidiary

At any time prior to the Business Day before the First Court Hearing Date, Verra may nominate any wholly-owned Subsidiary of Verra (Verra Nominated Acquirer) to acquire the Scheme Shares under the Scheme by providing a written notice which sets out the details of the Verra Nominated Acquirer to Redflex.  If Verra decides to nominate the Verra Nominated Acquirer to acquire the Scheme Shares:

(a)	the parties must procure that the Scheme Shares to be transferred under the Scheme are transferred to the Verra Nominated Acquirer rather than to Verra;
(b)	Verra must procure that the Verra Nominated Acquirer complies with all of the relevant obligations of Verra under the Transaction Documents; and
(c)	any such nomination will not relieve Verra of its obligations under the Transaction Documents, including the obligation to provide (or procure the provision of) the Scheme Consideration in accordance with the terms of the Transaction Documents, provided that Verra will not be in breach of the Transaction Documents for failing to perform an obligation of Verra if that obligation is fully discharged by the Verra Nominated Acquirer.

3.	CONDITIONS
3.1.	Conditions precedent

Subject to this clause 3, the Scheme will not become Effective, and the respective obligations of the parties in relation to the implementation of the Scheme will not become binding, unless and until each of the following Conditions is satisfied or (to the extent they can be) waived under clause 3.5:

Conditions for the benefit of both parties

(a)	(Regulatory Approvals): Before 8:00am on the Second Court Hearing Date:
(i)	(OIO notification): either:
(A)

Verra receives written confirmation from the New Zealand Overseas Investment Office that a “direction order” under the OIO Act has been issued by the OIO Minister in relation to the Proposed Transaction, either without conditions or with conditions reasonably satisfactory to Verra; or

(B)

section 53 of the Overseas Investment (Urgent Measures) Amendment Act 2020 (NZ) comes into force (replacing the emergency notification regime with a more permanent call-in regime) and the Proposed Transaction is not a ‘call-in transaction’ as defined in that section;

(ii)

(GAC approval): Verra obtains the approval of the GAC in respect of the Scheme in accordance with Article 11(1) of the Saudi Competition Law or the period for such approval lapses in accordance with Article 11(2) of the Saudi Competition Law, either without conditions or with conditions reasonably satisfactory to Verra; and

(iii)	(FIRB approval): if the FATA applies, either:
(A)

the Treasurer (or the Treasurer’s delegate) has provided a written no objection notification to the Proposed Transaction either without conditions or with conditions reasonably satisfactory to Verra; or

(B)

following notice of the Proposed Transaction having been given by Verra to the Treasurer under the FATA, the Treasurer has ceased to be empowered to make any order under Part 3 of the FATA because the applicable time limit on making orders and decisions under the FATA has expired.

(b)

(Government Agency): All other approvals, waivers, consents or rulings of a Government Agency that the parties agree (each acting reasonably) are necessary to implement the Scheme are obtained and those approvals have not been withdrawn or revoked.

(c)

(ASIC and ASX): Before 8:00am on the Second Court Hearing Date, ASIC and ASX issue or provide any consents or approvals, or have done any other acts, which the parties agree are reasonably necessary to implement the Scheme, and those consents, approvals or other acts have not been withdrawn or revoked at that time.

(d)

(Independent Expert’s Report): The Independent Expert issues an Independent Expert’s Report on or before the date on which the Scheme Booklet is lodged with ASIC, which concludes that the Scheme is in the best interests of Shareholders, without publicly withdrawing, qualifying or changing that conclusion by notice in writing to Redflex prior to 8:00am on the Second Court Hearing Date.

(e)	(Shareholder approval of Scheme): Shareholders approve the Scheme Resolution by the requisite majorities under section 411(4)(a)(ii) of the Corporations Act at the Scheme Meeting.

(f)	(Court approval of the Scheme): The Court makes orders under section 411(4)(b) of the Corporations Act approving the Scheme.
(g)

(No restraints): No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal prohibition or restraint preventing implementation of the Proposed Transaction is in effect as at 8:00am on the Second Court Hearing Date.

Conditions for the benefit of Verra only

(h)

(Material Proceedings): No Proceedings are announced or commenced against any Redflex Group entity after the date of this agreement which, if decided against the Redflex Group entity, would give rise to a liability of more than $10 million (in respect of any individual matter, or in aggregate under multiple matters of the same or similar nature arising out of the same facts or circumstances) for the Redflex Group (Material Proceedings), provided that, if there are any such Material Proceedings, a reputable senior barrister or litigation counsel in the relevant jurisdiction experienced in matters of the nature of the Material Proceedings (as engaged by Redflex, in consultation with Verra) has not provided, within 15 Business Days of the Material Proceedings being announced or commenced, a written opinion that the Material Proceedings have no reasonable prospects of giving rise to the relevant liability claimed.

(i)	(No Redflex Material Adverse Effect): No Redflex Material Adverse Effect occurs between (and including) the date of this agreement and 8:00am on the Second Court Hearing Date.
(j)	(No Redflex Prescribed Occurrence): No Redflex Prescribed Occurrence occurs between (and including) the date of this agreement and 8:00am on the Second Court Hearing Date.
(k)	(Redflex Warranties): The Redflex Warranties are true and correct in all material respects as at the time they are given.
(l)

(Consents): All approvals, consents or waivers of a third party which the parties have agreed in writing before the date of this agreement are necessary to implement the Scheme are obtained, and those consents, approvals or waivers have not been withdrawn or revoked.

Conditions for the benefit of Redflex only

(m)	(Verra Warranties): The Verra Warranties are true and correct in all material respects as at the time they are given.
3.2.	Reasonable endeavours and co-operation

Without prejudice to any other obligations of the parties under this agreement:

(a)	Verra must use its reasonable endeavours to satisfy, or procure the satisfaction of, the Conditions in clauses 3.1(a), 3.1(b) and 3.1(m);
(b)	Redflex must use its reasonable endeavours to satisfy, or procure the satisfaction of, the Conditions in clauses 3.1(d), 3.1(e) and clauses 3.1(h) to 3.1(l);
(c)

each party must, to the extent it is within its power or control to do so, use its reasonable endeavours to satisfy, or procure the satisfaction of, the Conditions in clauses 3.1(c), 3.1(f) and 3.1(g); and

(d)

no party will take any action that will or is likely to hinder or prevent the satisfaction of any Condition, except to the extent that such action is required to be done pursuant to, or is otherwise permitted by, the Transaction Documents or is required by law.

3.3.	Regulatory Approvals

Without limiting the generality of clause 3.2:

(a)	(applying for Regulatory Approvals): to the extent that it has not already done so prior to the date of this agreement, Verra must apply for all Regulatory Approvals, pay all costs and expenses (including application fees) in connection with such applications, and provide Redflex with a final copy of such applications (provided that any commercially sensitive information may be redacted from the copy provided);

(b)

(Regulatory Approval process): each party must take all reasonable steps required of it as part of the approval process in respect of any such application, including responding to reasonable requests for information at the earliest practicable time;

(c)

(consultation): each party must consult with the other party in advance in relation to all communications (whether written or oral, and whether direct or via a Representative) with any Government Agency relating to any Regulatory Approval and:

(i)	provide the other party with drafts of any material written communications to be sent to a Government Agency and make any amendments as the other party reasonably requires; and
(ii)	provide copies of any material written communications sent to or received from a Government Agency to the other party promptly upon despatch or receipt (as the case may be),

in each case to the extent it is reasonable to do so; and

(d)

(Government Agency): Verra must promptly offer to the relevant Government Agency, and agree or accept, all undertakings, commitments and conditions necessary or appropriate in order to obtain the approval or consent (as the case may be) as soon as possible, unless it would be unreasonable to do so.

3.4.	FIRB condition

The parties acknowledge that the tax conditions set out in Attachment A to Guidance Note 47 issued by FIRB from time to time are acceptable if imposed on the no objections notifications.

3.5.	Benefit and waiver of Conditions
(a)

The Conditions in clauses 3.1(a) to 3.1(g) (inclusive) are for the benefit of Redflex and Verra.  Any breach or non-satisfaction of the Conditions in clauses 3.1(a), 3.1(e) and 3.1(f) cannot be waived.  Any breach or non-satisfaction of the Conditions in clauses 3.1(b), 3.1(c), 3.1(d) and 3.1(g) may only be waived with the written consent of both parties.

(b)	The Conditions in clauses 3.1(h) to 3.1(l) are for the sole benefit of Verra, and any breach or non-satisfaction of those Conditions may only be waived by Verra giving its written consent.
(c)	The Condition in clause 3.1(m) is for the sole benefit of Redflex, and any breach or non-satisfaction of that Condition may only be waived by Redflex giving its written consent.
(d)	A party entitled to waive the breach or non-satisfaction of a Condition pursuant to this clause 3.5 may do so in its absolute discretion.
(e)

If a waiver by a party of a Condition is itself expressed to be conditional and the other party accepts the conditions, the terms of the conditions apply accordingly. If the other party does not accept the conditions, the relevant Condition has not been waived.

(f)

If a party waives the breach or non-satisfaction of a Condition, that waiver will not preclude it from suing the other party for any breach of this agreement constituted by the same event that gave rise to the breach or non-satisfaction of the Condition.

(g)	A waiver of a breach or non-satisfaction in respect of one Condition does not constitute:
(i)	a waiver of a breach or non-satisfaction of any other Condition resulting from the same events or circumstances; or
(ii)	a waiver of a breach or non-satisfaction of that Condition resulting from any other event or circumstance.

3.6.	Notices in relation to Conditions

Each party must:

(a)	(notice of steps): keep the other party promptly and reasonably informed of the steps it has taken and of its progress towards satisfaction of the Conditions;
(b)

(notice of satisfaction): promptly notify the other party in writing if it becomes aware that any Condition has been satisfied, in which case the notifying party must also provide reasonable evidence that the Condition has been satisfied;

(c)

(notice of failure): promptly notify the other party in writing of a failure to satisfy a Condition or of any fact or circumstance that results in that Condition becoming incapable of being satisfied or that may or is reasonably likely to result in that Condition not being satisfied in accordance with its terms; and

(d)

(notice of waiver): upon receipt of a notice given under clause 3.6(c), promptly notify the other party in writing (and in any event before 5:00pm on the day before the Second Court Hearing Date) as to whether or not it waives the failure to satisfy any Condition capable of being waived, specifying the Condition in question.

3.7.	Condition not satisfied or waived
(a)	If:
(i)	there is a breach or non-satisfaction of a Condition which is not waived in accordance with this agreement by the time or date specified in this agreement for the satisfaction of the Condition;
(ii)

there is an act, failure to act or occurrence which will prevent a Condition being satisfied by the time or date specified in this agreement for the satisfaction of the Condition (and the breach or non-satisfaction which would otherwise occur has not already been waived in accordance with this agreement);

(iii)	the OIO Minister revokes (other than as a result of such order no longer being required) the “direction order” in relation to the Proposed Transaction; or
(iv)	the Scheme has not become Effective by the Sunset Date,

the parties must promptly consult in good faith with a view to determine whether:

(v)	the Scheme may proceed by way of alternative means or methods;
(vi)	to extend the relevant time or date for satisfaction of the Condition;
(vii)	to change the First Court Hearing Date or to adjourn the application for orders pursuant to section 411(1) of the Corporations Act convening the Scheme Meeting to another date agreed by the parties;
(viii)	to change the Second Court Hearing Date or to adjourn the application for orders pursuant to section 411(4)(b) of the Corporations Act approving the Scheme to another date agreed by the parties; or
(ix)	to extend the Sunset Date.
(b)

If Redflex and Verra are unable to reach agreement under clauses 3.7(a)(v), 3.7(a)(vi), 3.7(a)(vii), 3.7(a)(viii) or 3.7(a)(ix) within 5 Business Days after their consultations commence (or any shorter period ending at 5:00pm on the Business Day immediately before the Second Court Hearing Date), either party may terminate this agreement by notice in writing to the other party before 8:00am on the Second Court Hearing Date, provided that:

(i)	the relevant Condition is for the benefit of that party (whether or not the Condition is also for the benefit of the other party); and

(ii)

there has been no deliberate failure (by way of an act or omission) by that party to comply with its obligations under this agreement, where that failure contributed in a material respect to the relevant Condition becoming incapable of satisfaction or being breached or not fulfilled before the Sunset Date, in which case clause 13.2 will have effect.

3.8.	Parties to provide certificates to Court

On the Second Court Hearing Date:

(a)	Redflex must provide to the Court:
(i)

a certificate (or such other evidence as the Court may request) signed by one of its directors and made in accordance with a resolution of its board confirming (in respect of matters within its knowledge) whether or not as at 8:00am on the Second Court Hearing Date:

(A)	the Conditions set out in clauses 3.1(c), 3.1(d), 3.1(e) and clauses 3.1(h) to 3.1(l) have been satisfied or (to the extent they can be) waived in accordance with this agreement; and
(B)	to the best of Redflex’s knowledge, the Condition set out in clause 3.1(g) has been satisfied or (to the extent it can be) waived in accordance with this agreement; and
(ii)	any certificate provided to it by Verra under clause 3.8(b); and
(b)

Verra must provide to Redflex a certificate for Redflex to provide to the Court (or such other evidence as the Court may request) signed by one of its directors and made in accordance with a resolution of its board confirming (in respect of matters within its knowledge) whether or not as at 8:00am on the Second Court Hearing Date:

(i)	the Conditions set out in clauses 3.1(a), 3.1(b), 3.1(c) and 3.1(m) have been satisfied or (to the extent they can be) waived in accordance with this agreement; and
(ii)	to the best of Verra’s knowledge, the Condition set out in clause 3.1(g) has been satisfied or (to the extent it can be) waived in accordance with this agreement.

Each party must provide to the other party a draft of the certificate to be provided by it pursuant to this clause 3.8 by 5:00pm on the day that is two Business Days prior to the Second Court Hearing Date, and must provide to the other party on the Second Court Hearing Date a copy of the final certificate or other evidence provided to the Court.

3.9.	Requirement to notify of Redflex Material Adverse Effect
(a)

If either Redflex or Verra becomes aware of a Specified Event that constitutes a Redflex Material Adverse Effect, it must promptly notify the other party of the relevant Specified Event (MAE Notice).  The MAE Notice must include reasonable details of the relevant Specified Event then known to the notifying party and state that it is a notice for the purposes of this clause 3.9(a).

(b)	If Redflex:
(i)	gives a MAE Notice to Verra under clause 3.9(a), that notice must also include details of:
(A)	Redflex’s good faith estimate of the actual and forecast financial impact of any such Specified Event;
(B)	any matters that Redflex, acting reasonably, believes should be excluded or disregarded under the definition of Redflex Material Adverse Effect in relation to that Specified Event; and
(C)	if Redflex believes that any amount is reasonably expected to be recoverable under the Redflex Group’s insurance policies in relation to the Specified Event,

written advice from its external legal adviser or insurance broker as to the prospects of that recoverability; or
(ii)	receives a MAE Notice from Verra under clause 3.9(a), then Redflex must respond in writing to Verra within 5 Business Days of receiving that MAE Notice with the details of:
(A)	Redflex’s good faith estimate of the actual and forecast financial impact of any such Specified Event;
(B)	any matters that Redflex, acting reasonably, believes should be excluded or disregarded under the definition of Redflex Material Adverse Effect in relation to that Specified Event; and
(C)

if Redflex believes that any amount is reasonably expected to be recoverable under Redflex Group’s insurance policies in relation to the Specified Event, written advice from its external legal adviser or insurance broker as to the prospects of that recoverability.

(c)

On written request from Verra, Redflex must provide documents and information reasonably requested by Verra to enable Verra or any of its Representatives to assess whether a Redflex Material Adverse Effect has occurred or is reasonably likely to occur, provided that this obligation does not require Redflex to provide any confidential, competitively sensitive or privileged information where the provision of such information is reasonably likely to cause the Redflex Group to be in breach of contract or applicable law (including competition laws) or would be reasonably likely to prejudice the Redflex Group’s compliance with the conditions of any tender in which it is participating, or may participate, or its prospects of success in such a tender, or result in a loss of any attorney-client work product or other legal privilege.

(d)

After either Redflex or Verra has given a MAE Notice, the parties must consult with each other in good faith for at least five Business Days or, if shorter, until 5:00pm on the day prior to the Implementation Date, regarding the appropriate method of calculating the adverse financial consequences of the Specified Event on the Redflex Group Revenue or net assets, having regard to the matters which are to be excluded or disregarded under the definition of Redflex Material Adverse Effect.

4.	SCHEME
4.1.	Outline of Scheme

The parties acknowledge that, subject to the Scheme becoming Effective, on the Implementation Date:

(a)	all of the Scheme Shares will be transferred to Verra in accordance with the terms of the Scheme; and
(b)

as consideration for the transfer to Verra of all of the Scheme Shares held by Scheme Participants, Scheme Participants will be entitled to receive the Scheme Consideration in accordance with the terms of the Scheme.

4.2.	No amendments to the Scheme without consent

Redflex must not consent to any modification of, or amendment to, or the making or imposition by the Court of any condition in respect of, the Scheme without the prior written consent of Verra, such consent not to be unreasonably withheld, conditioned or delayed.

4.3.	Scheme Consideration

The parties agree that the Scheme consideration will be an amount equal to $0.92 per Scheme Share (Scheme Consideration).

4.4.	Provision of Scheme Consideration

Verra covenants to Redflex that, in consideration of the transfer to Verra of the Scheme Shares under the terms of the Scheme, Verra will provide (or procure the provision of) the Scheme Consideration to Scheme Participants in accordance with the terms of the Scheme.

4.5.	Deed Poll

Verra or the Verra Nominated Acquirer (as applicable) must execute and deliver the Deed Poll by no later than the First Court Hearing Date.

4.6.	Performance Rights and Options
(a)	Redflex must ensure that, by no later than the Business Day before the Record Date, there are no outstanding Performance Rights or Options.
(b)	In order to comply with its obligation under clause 4.6(a), and except as otherwise agreed in writing by the parties, Redflex must:
(i)

cause all outstanding Performance Rights to vest, so that they may be exercised by the holders of those Performance Rights and convert into Shares or, if not exercised, expire, by no later than the Business Day before the Record Date, in accordance with the Plan Rules;

(ii)

on exercise of those Performance Rights (as contemplated by subparagraph (i) above), issue the number of Shares required to be issued under the Plan Rules by no later than the Business Day before the Record Date, which in aggregate must be no more than 3,809,846 Shares;

(iii)

cause all outstanding Options to vest, so that they may be exercised by Mr Mark Talbot and convert into Shares or, if not exercised, lapse, by no later than the Business Day before the Record Date, in accordance with their terms;

(iv)

on exercise of those Options (as contemplated by subparagraph (iii) above), issue the number of Shares required to be issued under the terms of those Options by no later than the Business Day before the Record Date, which in aggregate must be no more than 3,004,369 Shares; and

(v)	if applicable, make any necessary waiver applications under the ASX Listing Rules in respect of the actions contemplated by this clause 4.6(b).
5.	IMPLEMENTATION
5.1.	Redflex’s obligations

Subject to the terms of this agreement, Redflex must take all reasonable steps to propose and implement the Proposed Transaction on a basis consistent with this agreement as soon as is reasonably practicable after the date of this agreement and must use reasonable endeavours to ensure (within and to the extent of its power or control) that each step in the Timetable is undertaken by the date set out beside that step, and, in particular, must do each of the following:

(a)	(Launch Announcement): Make the Launch Announcement on the Announcement Date in accordance with clause 14.1.
(b)

(Prepare Scheme Booklet): As soon as reasonably practicable after the date of this agreement, prepare the Scheme Booklet in accordance with clauses 5.3(a) to 5.3(c) and consult with Verra in relation to its content and presentation, in accordance with clause 5.3(f).

(c)

(Independent Expert): Promptly appoint the Independent Expert, commission the preparation of the Independent Expert’s Report and provide all assistance and information reasonably requested by the Independent Expert to enable the Independent Expert to prepare the Independent Expert’s Report as soon as practicable.

(d)

(Lodgement of Review Draft): As soon as reasonably practicable after the date of this agreement but no later than 14 days before the First Court Hearing Date, and following Verra giving confirmation or providing changes as contemplated by this agreement, provide the Review Draft to ASIC for its review and approval for the purposes of section 411(2) of the Corporations Act, and to Verra, and keep Verra reasonably informed of any matters raised by ASIC in relation to the Review Draft (and of any resolution of those matters), and use reasonable endeavours, in consultation with Verra, to resolve any such matters (provided that Redflex may not resolve any such matters without the prior written consent of Verra to the extent that such matters relate to the Verra Information, such consent not to be unreasonably withheld, conditioned or delayed).

(e)

(Indication of intent): Apply to ASIC for a letter indicating whether ASIC proposes to make submissions to the Court, or intervene to oppose the Scheme, on the First Court Hearing Date under section 411(2)(b)(ii) of the Corporations Act.

(f)

(Approval of Scheme Booklet): As soon as reasonably practicable after ASIC has provided its indication of intent in accordance with clause 5.1(e), procure that a meeting of the Redflex Board is convened for the purpose of approving the Scheme Booklet for despatch to Shareholders.

(g)	(Court direction): Apply to the Court for an order under section 411(1) of the Corporations Act directing Redflex to convene the Scheme Meeting.
(h)

(ASIC registration): If the Court directs Redflex to convene the Scheme Meeting, as soon as possible after such orders are made, request ASIC to register the Scheme Booklet in the form approved by the Court.

(i)

(Despatch Scheme Booklet): Send the Scheme Booklet to Shareholders as soon as reasonably practicable following registration of the Scheme Booklet by ASIC (subject to having received Verra’s prior written consent in accordance with clause 5.2(g) to the inclusion of the Verra Information in the form and context in which the Verra Information appears in such version of the Scheme Booklet).

(j)	(Supplementary disclosure): If, after the Scheme Booklet has been sent to Shareholders, it becomes aware of information that is:
(i)	not included in the Scheme Booklet and that is:
(A)	material for disclosure to Shareholders in deciding whether to approve the Scheme; or
(B)	required to be disclosed to Shareholders under any applicable law; or
(ii)	included in the Scheme Booklet and is misleading or deceptive in a material respect in the form and context in which it appears in the Scheme Booklet,

inform Shareholders of the information in an appropriate and timely manner, in accordance with applicable law. Redflex must promptly consult with Verra in good faith as to the need for, and the form and content of, any supplementary disclosure Redflex considers reasonably necessary in the circumstances (having regard to applicable disclosure requirements and to ensure that there would be no breach of the Redflex Warranty in paragraph 9 of Schedule 2 if it applied as at the date that information arose) before it is made to Shareholders, and, to the extent reasonably practicable, must provide Verra with a reasonable opportunity to review and comment on such disclosure before it is made and must consider in good faith any reasonable comments promptly provided by or on behalf of Verra. To the extent that any supplementary disclosure relates to (or constitutes) Verra Information, it may only be made with Verra’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(k)

(Promote Proposed Transaction): Participate in efforts reasonably requested by Verra to promote the merits of the Proposed Transaction, including, where reasonably requested by Verra, meeting with key Shareholders.

(l)

(Redflex Director’s voting): Procure that each Redflex Director who holds Shares, or who has control over voting rights attaching to Shares, votes those Shares in favour of the Scheme Resolution, subject to the Independent Expert concluding, and continuing to conclude, that the Scheme is in the best interests of Shareholders and there being no Superior Proposal.

(m)	(Scheme Meeting): Convene and hold the Scheme Meeting to approve the Scheme Resolution (in accordance with any orders made by the Court) pursuant to section 411(1) of the Corporations Act.
(n)	(No objection statement): Apply to ASIC for the production of a statement in writing pursuant to section 411(17)(b) of the Corporations Act stating that ASIC has no objection to the Scheme.
(o)

(Court approval): Subject to all Conditions in clause 3.1 (other than the Condition in clause 3.1(f)) being satisfied or (to the extent they can be) waived in accordance with this agreement, apply to the Court for orders approving the Scheme under section 411(4)(b) of the Corporations Act.

(p)

(Certificate): Before commencement of the hearing by the Court of the application for the order under section 411(4)(b) of the Corporations Act, give to Verra and the Court the certificate referred to in clause 3.8(a).

(q)	(Not act inconsistently): Not act in a manner inconsistent with obtaining Court approval for the Scheme.
(r)

(Lodge copy of Court order): Lodge with ASIC an office copy of any Court order approving the Scheme as approved by Shareholders at the Scheme Meeting in accordance with section 411(10) of the Corporations Act by no later than the first Business Day after the day such office copy is received (or such later date as Verra may agree in writing).

(s)	(Representation): Allow, and not oppose, any application by Verra for leave of the Court to be represented by counsel at the Court hearings in relation to the Scheme.
(t)

(Information): Prepare and promptly provide all necessary information, and procure (within and to the extent of its power or control) that the Registry provides all necessary information, in each case in a form reasonably requested by Verra, for the purpose of understanding the legal and beneficial ownership of Shares and proxy appointments and directions received by Redflex prior to the Scheme Meeting.

(u)	(Implementation of the Scheme): If the Scheme becomes Effective:
(i)	use its reasonable endeavours to ensure that ASX suspends trading in Shares with effect from the close of trading on the Effective Date;
(ii)	close the Register at the Record Date to determine the identity of Scheme Participants and their entitlements to the Scheme Consideration (in accordance with the Scheme and the Deed Poll); and
(iii)

subject to Verra satisfying its obligations under clause 4.4, execute proper instruments of transfer of the Scheme Shares on behalf of Scheme Participants in favour of Verra and procure the registration in the Register of all transfers of Scheme Shares to Verra under those instruments on the Implementation Date.

(v)

(Regulatory notifications): In relation to the Regulatory Approvals, lodge with any Government Agency within the relevant time periods all documentation and filings required by law to be so lodged by Redflex in relation to the Proposed Transaction.

(w)

(ASX listing): Take all reasonable steps to maintain Redflex’s listing on ASX, notwithstanding any suspension of the quotation of Shares, up to and including the Implementation Date, including making any necessary applications to ASX and ASIC.

(x)	(Verra Information): Ensure that the Verra Information is treated as “Confidential Information” for the purposes of, and in accordance with, the Confidentiality Agreement.
(y)

(Other steps): If the Scheme becomes Effective, do all things within its power or control that are reasonably necessary to lawfully give effect to the Scheme and the orders of the Court approving the Scheme.

5.2.	Verra’s obligations

Subject to the terms of this agreement, Verra must take all reasonable steps to assist Redflex to implement the Proposed Transaction on a basis consistent with this agreement as soon as is reasonably practicable after the date of this agreement and must use reasonable endeavours to ensure (within and to the extent of its power or control) that each step in the Timetable is undertaken by the date set out beside that step, and, in particular, must do each of the following:

(a)	(Provide Verra Information): Prepare and promptly provide the Verra Information to Redflex.
(b)

(Regulatory notifications): In relation to the Regulatory Approvals, lodge with any Government Agency within the relevant time periods all documentation and filings required by law to be so lodged by Verra in relation to the Proposed Transaction in accordance with clause 3.3.

(c)	(Preparation of Scheme Booklet): Provide assistance to Redflex with the preparation of the Scheme Booklet in accordance with clause 5.3.
(d)	(Independent Expert information): Provide any assistance or information reasonably requested by the Independent Expert in connection with the preparation of the Independent Expert’s Report.
(e)	(Verification of Verra Information): Before the Scheme Booklet is provided to ASIC pursuant to section 411(2) of the Corporations Act:
(i)

confirm in writing to Redflex that the Verra Information in the form and context in which it appears in the Scheme Booklet is not misleading or deceptive in any material respect and does not contain any material omission; or

(ii)

provide to Redflex the changes required to ensure that the Verra Information in the form and context in which it appears in the Scheme Booklet is not misleading or deceptive in any material respect and does not contain any material omission.

(f)	(Liaison with ASIC): Provide reasonable assistance to Redflex to assist Redflex to resolve any matter raised by ASIC regarding the Scheme Booklet or the Scheme during its review of the Scheme Booklet.
(g)

(Approval of Verra Information): As soon as reasonably practicable after the conclusion of the review by ASIC of the Scheme Booklet, provide its consent to the inclusion of the Verra Information in the Scheme Booklet in the form and context in which the Verra Information appears.

(h)

(Update Verra Information): Promptly provide to Redflex any further or new Verra Information as may arise after the Scheme Booklet has been sent to Shareholders and until (and including) the date of the Scheme Meeting as may be necessary to ensure that the Verra Information contained in the Scheme Booklet is not, having regard to applicable disclosure requirements, false, misleading or deceptive in any material respect (including because of any material omission) and to ensure that there would be no breach of the Verra Warranty in paragraph 8 of Schedule 1 if it applied as at the date on which such further or new Verra Information arose.

(i)

(Certificate): Before commencement of the hearing by the Court of the application for the order under section 411(4)(b) of the Corporations Act, give to Redflex for the provision to the Court the certificate referred to in clause 3.8(b).

(j)	(Deed Poll): Before the first Court hearing on the First Court Hearing Date, enter into the Deed Poll and deliver it to Redflex.
(k)

(Share transfer): If the Court approves the Scheme, accept a transfer of the Scheme Shares and promptly execute proper instruments of transfer of the Scheme Shares to Verra in accordance with the Scheme.

(l)

(Court representation): Procure that it is represented by counsel at the Court hearings convened in relation to the Scheme, and, through its counsel or solicitors, undertake (if requested by the Court) to do all such things and take all such steps within its power or control as may be reasonably necessary in order to ensure the fulfilment of its obligations under the Transaction Documents.

(m)	(Scheme Consideration): If the Scheme becomes Effective, provide the Scheme Consideration in the manner and amount contemplated by clauses 4.3 and 4.4 and the terms of the Transaction Documents.
(n)	(Redflex Information): Ensure that the Redflex Information is treated as “Confidential Information” for the purposes of, and in accordance with, the Confidentiality Agreement.
(o)

(Promote Proposed Transaction): Participate in efforts reasonably requested by Redflex to promote the merits of the Proposed Transaction, including, where reasonably requested by Redflex, meeting with key Shareholders.

(p)

(Scheme): If the Scheme becomes Effective, do all things within its power or control that are reasonably necessary to lawfully give effect to the Scheme and the orders of the Court approving the Scheme.

5.3.	Preparation of Scheme Booklet
(a)	(Redflex to prepare): Redflex must prepare the Scheme Booklet as soon as is reasonably practicable after the date of this agreement and otherwise substantially in accordance with the Timetable.
(b)

(Compliance requirements): Redflex must ensure that the Scheme Booklet complies with and includes all information as required by the Corporations Act, the Corporations Regulations, applicable ASIC Policy (including ASIC Regulatory Guide 60), applicable Takeovers Panel policy and guidance notes and the ASX Listing Rules, except that the obligation to do so in respect of Verra Information is subject to Verra complying with its obligations under clause 5.3(e) and the Verra Warranty given in paragraph 8 of Schedule 1.

(c)	(Content of Scheme Booklet): Without limiting clause 5.3(b), Redflex must ensure that the Scheme Booklet includes or is accompanied by:
(i)	the Scheme;
(ii)	the notice of meeting for the Scheme Meeting;
(iii)	an explanatory statement complying with the requirements of the Corporations Act;
(iv)	the proxy form for the Scheme Meeting;
(v)	a copy of this agreement (without its annexures) or a summary of it;
(vi)	a copy of the executed Deed Poll;
(vii)	the Independent Expert’s Report;
(viii)	the recommendation and statements contemplated by clause 7; and

(ix)	the statement contemplated by clause 5.3(d).
(d)	(Responsibility statement): Verra and Redflex agree that the Scheme Booklet will contain a responsibility statement in a form to be agreed between the parties (acting reasonably) to the effect that:
(i)

Redflex has prepared and is responsible for the Redflex Information contained in the Scheme Booklet, and none of Verra or its Related Bodies Corporate or their respective directors, officers or employees assumes any responsibility or liability for the accuracy or completeness of the Redflex Information;

(ii)

Verra has prepared and is responsible for the Verra Information contained in the Scheme Booklet and no other part of the Scheme Booklet, and none of Redflex or its Related Bodies Corporate or their respective directors, officers or employees assumes any responsibility or liability for the accuracy or completeness of the Verra Information; and

(iii)

the Independent Expert is responsible for the Independent Expert’s Report, and none of Verra or its Related Bodies Corporate or their respective directors, officers or employees, nor Redflex or its Related Bodies Corporate or their respective directors, officers or employees, assumes any responsibility or liability for the accuracy or completeness of the Independent Expert’s Report.

(e)

(Verra Information): Verra must provide the Verra Information to Redflex as soon as is reasonably practicable after the date of this agreement and otherwise substantially in accordance with the Timetable for inclusion in the Scheme Booklet, and must provide to Redflex such assistance as Redflex may reasonably require in order to adapt such information for inclusion in the Scheme Booklet.

(f)	(Review by Verra): Redflex must consult with Verra as to the content and presentation of:
(i)	the Scheme Booklet, which includes:
(A)

allowing Verra a reasonable opportunity to review and make comments on successive drafts of the Scheme Booklet (accepting that any review of the Independent Expert’s Report is limited to review for factual accuracy of those parts that include information relating to Verra);

(B)	taking any reasonable comments made by Verra into account in good faith when producing a revised draft of the Scheme Booklet;
(C)

providing to Verra a revised draft of the Scheme Booklet within a reasonable time before the draft of the Scheme Booklet which is provided to ASIC for approval pursuant to section 411(2) of the Corporations Act is finalised; and

(D)	obtaining Verra’s consent to the inclusion of the Verra Information (including in respect of the form and context in which the Verra Information appears in the Scheme Booklet); and
(ii)

documents required for the purposes of the Court hearings held for the purposes of sections 411(1) and 411(4)(b) of the Corporations Act in relation to the Scheme (including originating processes, affidavits, submissions and draft minutes of Court orders), and consider in good faith any comments on, or suggested amendments to, those documents from Verra prior to filing those documents with the Court.

(g)	(Review by Redflex): Verra must consider in good faith any comments on drafts of the Verra Information provided by or on behalf of Redflex.
(h)

(Disagreement on content): If, after a reasonable period of consultation, Redflex and Verra, acting reasonably and in good faith, are unable to decide the final form or content of the Scheme Booklet, then:

(i)	if the disagreement relates to the form or content of the Verra Information, Verra will, acting in good faith, decide the final form or content of that information in the Scheme Booklet; and
(ii)	if the disagreement relates to the form or content of the Redflex Information, Redflex will, acting in good faith, decide the final form or content of that information in the Scheme Booklet.
5.4.	Verification

Each party must undertake appropriate verification processes for the information supplied by that party in the Scheme Booklet.

5.5.	Appointment of directors
(a)

As soon as practicable after the Second Court Hearing Date, Verra must determine, and notify Redflex of, the required composition of the board of directors of each Redflex Group entity, including Redflex, (Verra Nominees) and must provide all assistance reasonably requested by Redflex to enable it to comply with its obligations under clause 5.5(b)(i).

(b)	Redflex must:
(i)

take all actions necessary to appoint the Verra Nominees to the Redflex Board and the board of each member of the Redflex Group (as relevant and in accordance with Verra’s instructions in clause 5.5(a)); and

(ii)	procure the resignation of all directors from the Redflex Board and the board of each member of the Redflex Group (not including the Verra Nominees) (each a Resigning Director),

in each case, to take effect on and from the Implementation Date, but subject to the Scheme Consideration having been paid by Verra in accordance with the Transaction Documents and receipt by Redflex (and/or the relevant member of the Redflex Group) of consents to act respectively signed by each of the Verra Nominees and any other information in relation to the Verra Nominees that Redflex or a Government Agency may require in order to effect the appointment of the Verra Nominees to the board of each member of the Redflex Group.

5.6.	Appeal process

If the Court refuses to make any orders convening the Scheme Meeting or approving the Scheme, Redflex and Verra must consult with each other in good faith as to whether to appeal the Court’s decision and, unless the parties agree in writing not to appeal the Court’s decision, the parties must appeal the Court’s decision, except to the extent that an independent experienced counsel of the New South Wales bar representing that party in relation to the Scheme advises that, in his or her view, an appeal would have no reasonable prospect of success before the Sunset Date, in which case either party pay terminate this agreement in accordance with clause 13.1(a)(ii).  Any costs incurred as a result of the operation of this clause 5.6 will be borne by Verra (unless Redflex appeals without the request of Verra).

5.7.	Right to separate representation

Each party is entitled to separate representation at all Court proceedings relating to the Proposed Transaction.  Nothing in this agreement is to be taken to give Redflex or Verra (as applicable) any right or power to make or give undertakings to the Court for on behalf of the other party.

5.8.	Transaction Implementation Committee

The parties must establish a Transaction Implementation Committee as soon as reasonably practicable after the date of this agreement.  The role of the Transaction Implementation Committee will be to act as a forum for consultation and planning by the parties to:

(a)	implement the Scheme; and

(b)	subject to clause 5.9, ensure the smooth transition of the management of the business and affairs of the Redflex Group to Verra following the implementation of the Scheme.
5.9.	No partnership or joint venture

Subject to this agreement, nothing in clause 5.8 requires either party to act at the direction of the other and, for clarity, the members of the Transaction Implementation Committee will be subject to the terms and conditions of the Confidentiality Agreement.  The business of each party will continue to operate independently from the other until the Implementation Date.  The parties agree that nothing in this agreement constitutes the relationship of a partnership or a joint venture between the parties.

6.	CONDUCT OF BUSINESS AND ACCESS
6.1.	Conduct of the Redflex business

During the period from the date of this agreement up to and including the earlier of the date on which this agreement is validly terminated and the Implementation Date, Redflex must:

(a)

procure that the Redflex Group conducts its business and operations in the ordinary course and substantially consistent (subject to any applicable laws and regulations) with the manner in which such business and operations have been conducted in the reporting period prior to the date of this agreement;

(b)

keep Verra reasonably informed of material developments concerning the conduct of Redflex’s business, provided that this obligation does not require Redflex to provide any confidential, competitively sensitive or privileged information where the provision of such information is reasonably likely to cause the Redflex Group to be in breach of contract or applicable law (including competition laws) or would be reasonably likely to prejudice the Redflex Group’s compliance with the conditions of any tender in which it is participating, or may participate, or its prospects of success in such a tender, or result in a loss of any attorney-client work product or other legal privilege;

(c)	to the extent consistent with clause 6.1(a), use reasonable endeavours to maintain the condition of the businesses and the assets of the Redflex Group;
(d)

to the extent consistent with clause 6.1(a), use reasonable endeavours to retain the services of its Key Personnel (and, for clarity, this undertaking will not be breached if any such person voluntarily resigns or ceases to be employed or engaged due to retirement, death, illness (including mental illness), serious disability or permanent incapacity through ill health);

(e)

to the extent consistent with clause 6.1(a), use reasonable endeavours to preserve its relationships with Government Agencies and material customers, suppliers, licensors, licensees, joint venturers and others with whom it has material business dealings;

(f)	ensure that there is no material decrease in the amount of cash in Redflex other than as used in the ordinary course of business and consistent with forecast cash utilisation;
(g)	ensure that no Redflex Prescribed Occurrence occurs;
(h)	ensure that none of the following occurs:
(i)

any member of the Redflex Group acquires, agrees to acquire, disposes of, agrees to dispose of, or offers, proposes or announces a bid or tender for, any entity, business, assets or undertaking (other than assets acquired or disposed of in the ordinary course of business), where the value of such entity, business, assets or undertaking exceeds $3 million (either individually or, in the case of related businesses or classes of assets or a series of related transactions, collectively);

(ii)

any member of the Redflex Group incurs capital expenditure after the date of this agreement which would result in the Redflex Group’s aggregate capital expenditure for the year in which the expenditure is incurred exceeding the Redflex Group’s budgeted aggregate capital expenditure for that year by $3 million or more (excluding any capital expenditure required to be incurred to fund new or existing revenue producing customer contracts that have been entered into on or prior to the date of this agreement or are entered into after the date of this agreement);

(iii)	any member of the Redflex Group amends in any material respect any arrangement with its financial advisors in respect of transactions contemplated by this agreement;
(iv)	enter into or resolve to enter into a joint venture or partnership with any person;
(v)	take any action in respect of its information technology systems which would have a material impact on those systems; or
(vi)	agree to do any of the matters set out above,

in each case, except to the extent:

(i)	required or expressly permitted by this agreement or the Scheme;
(j)

required in order to comply with any court order, applicable law or obligations imposed by a Government Agency (including in connection with the COVID-19 pandemic), including to pay any Tax or Duty when due;

(k)	fairly disclosed in the Due Diligence Materials as being an action that Redflex will carry out between (and including) the date of this agreement and the Implementation Date;
(l)	required to obtain or maintain insurances for the Redflex Group or the Business;
(m)	that, in the reasonable opinion of Redflex, is necessary and prudent to respond to any emergency or disaster (including a situation giving rise to a risk of personal injury or damage to property);
(n)	fairly disclosed by Redflex in an announcement made by Redflex to ASX or in a document lodged by Redflex with ASIC in the 18 months immediately prior to the date of this agreement;
(o)	agreed to in writing by Verra; or
(p)

arising from costs and expenses reasonably incurred by Redflex and paid or payable to external Advisers in connection with the Proposed Transaction, including the incurring or payment of all fees and expenses (including disbursements) payable to those external Advisers and any fees and expenses (including disbursements) reasonably incurred or payable in connection with any Takeovers Panel or other legal proceedings.

6.2.	Response to Competing Proposal

For clarity, nothing in clause 6.1 restricts the ability of Redflex to respond to a Competing Proposal in accordance with clause 10.

6.3.	Access to information and co-operation
(a)

(Provision of access and information): During the period from the date of this agreement up to and including the Implementation Date, Redflex must respond to reasonable requests from Verra and its Representatives for information concerning the Redflex Group’s business, operations and affairs as soon as reasonably practicable after such requests are made, and give Verra and its Representatives reasonable access to the Redflex Group’s senior executives and records, and otherwise provide reasonable co-operation to Verra and its Representatives, in each case for the purposes of:

(i)	the implementation of the Scheme;
(ii)	integration planning prior to implementation of the Scheme which, for clarity, does not include ongoing due diligence on the Redflex Group;
(iii)	any application which Verra makes to any Government Agency and in response to any requests for information required by any Government Agency; or

(iv)	any other purpose that is agreed in writing by the parties.
(b)	(Limits on Redflex obligations): The obligations in clause 6.3(a) do not require Redflex to:
(i)	do anything which would cause undue disruption to the operation of its business in the ordinary course;
(ii)

require a member of the Redflex Group to take any action that would reasonably be expected to conflict with or violate the entity’s constituent documents or any applicable law (including competition laws);

(iii)	require a member of the Redflex Group to take any action that would breach an obligation to any person (including any confidentiality obligations);
(iv)	provide information to Verra concerning the Redflex directors’ and management’s consideration of the Scheme or, subject to clause 10, any Competing Proposal; or
(v)

provide any confidential, competitively sensitive or privileged information where the provision of such information is reasonably likely to cause prejudice to the commercial or legal interests of the Redflex Group taken as a whole, or would be reasonably likely to jeopardise any attorney-client work product or other legal privilege.

(c)

(Confidentiality): The parties acknowledge that all information that is provided pursuant to this clause 6.3 will be provided subject to the terms of the Confidentiality Agreement and will be made available in the Data Room.

6.4.	Change of control

As soon as reasonably practicable after the date of this agreement, Redflex and Verra must:

(a)

seek to identify any change of control or unilateral termination rights in any material contracts to which any member of the Redflex Group is party which may be triggered by or exercised in response to the implementation of the Scheme (Change of Control Requirements); and

(b)

unless otherwise agreed between Redflex and Verra, use all reasonable endeavours to obtain any material consents required in accordance with the terms of any identified Change of Control Requirements as soon as reasonably practicable and in any event before the Second Court Hearing Date, and which will include:

(i)

Redflex initiating contact, including joint discussions if required, with the relevant counterparties and requesting that they provide any consents or confirmations required or appropriate, provided that Verra must not contact any counterparties without Redflex being present or without Redflex’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed);

(ii)

Redflex cooperating with, and providing reasonable assistance to, Verra to obtain such consents or confirmations as expeditiously as possible, including by promptly providing any information reasonably required by counterparties (but nothing in this clause requires Redflex or Verra to incur any material expense); and

(iii)

Verra taking all actions to comply with any requirements of the counterparties that are reasonably necessary to obtain the relevant consent or confirmation, including providing any information required and entering into parent company guarantees or such other forms of guarantee or security as counterparties may reasonably require and make its officers and employees available, where necessary, to meet with counterparties to address any issues arising in relation to the relevant matter.

6.5.	PPP Loan

Redflex undertakes to take all actions that are reasonably necessary to obtain forgiveness of the PPP Loan prior to the Implementation Date and to comply in a timely manner with all reasonable requests for further documentation or information by Western Alliance Bank or the U.S. Small Business Association in connection therewith.

6.6.	Directors’ and officers’ insurance and indemnities
(a)

Subject to the Scheme becoming Effective and the Proposed Transaction completing, Verra undertakes in favour of Redflex and each person who is a director or officer of a member of the Redflex Group that it will:

(i)

to the extent permitted by law and unless otherwise agreed, for a period of seven years from the Implementation Date or until a company ceases to be part of the Redflex Group (whichever is earlier), ensure that the constitutions of Redflex and each other member of the Redflex Group continue to contain such rules as are contained in those constitutions at the date of this agreement that provide for each company to indemnify each of its current and previous directors and officers against any liability incurred by that person in his or her capacity as a director or officer of the company to any person other than a member of the Redflex Group, and must ensure there is no variation of those constitutional arrangements in a manner which is less favourable to those persons than their terms as at the date of this agreement unless such variation is effected with the prior agreement of all affected current and previous directors and officers; and

(ii)

procure that to the extent permitted by law and unless otherwise agreed, each member of the Redflex Group ensures there is no variation of any deeds of indemnity, access and insurance made by them in favour of their respective directors and officers as at the date of this agreement in a manner which is less favourable to those persons than their terms as at the date of this agreement unless such variation is effected with the prior agreement of all affected current and previous directors and officers.

(b)

Notwithstanding any other provision of this agreement, Redflex must, at Redflex’s cost, prior to the Implementation Date, enter into arrangements to secure separate directors’ and officers’ run-off insurance for a period of at least seven years on and from the Implementation Date for the retiring officers and other individuals and entities who are insured under the current directors’ and officers’ liability insurance policy for the Redflex Group, on terms no less favourable than such current policy in force or expiring as at the Implementation Date, in respect of acts or omissions occurring in the period up to and including the Implementation Date (including in connection with the Proposed Transaction) (D&O Run-Off Insurance).  Before entering into any D&O Run-Off Insurance, Redflex must first present to Verra a quotation for such insurance policy, and Verra must first approve such quotation (such approval not to be unreasonably withheld, conditioned or delayed) before Redflex may enter into that contract of insurance.

(c)

To the extent permitted by law and unless otherwise agreed, Verra must not, and from the Implementation Date must procure that each member of the Redflex Group must not, amend or cancel the D&O Run-Off Insurance at any time after the Implementation Date, or do anything or fail to do anything within its reasonable control which would prejudice or adversely affect the D&O Run-Off Insurance (or the cover under such) at any time after the Implementation Date.

(d)	The undertakings contained in clause 6.6(a) are subject to any Corporations Act restrictions and will be read down accordingly.
(e)	Redflex receives and holds the benefit of clauses 6.6(a) and 6.6(c) as trustee for and on behalf of each person who is a director or officer of a member of the Redflex Group.
(f)

The undertakings contained in clauses 6.6(a) and 6.6(c) are given until the earlier of the end of the relevant period specified in clause 6.6(a) and the relevant member of the Redflex Group ceasing to be part of the Redflex Group.

6.7.	Other insurance policies confirmation and run off policies
(a)

Prior to the Implementation Date, Redflex will, or will procure that the relevant member of the Redflex Group will, provide any notifications which are required to be provided under the Redflex Group’s insurance policies prior to the Implementation Date in respect of the Proposed Transaction.

(b)

Notwithstanding any other provision of this agreement, Redflex must, at Redflex’s cost, prior to the Implementation Date, enter into arrangements to secure separate run-off insurance for the Specified Insurances for a period of at least seven years on and from the Implementation Date for the individuals and entities who are insured under the current policies for the Specified Insurances, on terms no less favourable than such current policy in force or expiring as at the Implementation Date, in respect of acts or omissions occurring in the period up to and including the Implementation Date (including in connection with the Proposed Transaction) (Specified Run-Off Insurance).  Before entering into any Specified Run-Off Insurance, Redflex must first present to Verra a quotation for such insurance policy, and Verra must first approve such quotation (such approval not to be unreasonably withheld, conditioned or delayed) before Redflex may enter into that contract of insurance.

(c)

As soon as reasonably practicable after the date of this agreement, Redflex must notify the insurers under the Redflex Group’s insurance policies of the Proposed Transaction and use its reasonable endeavours to obtain written confirmation from the insurers under the Redflex Group’s insurance policies (apart from the current directors’ and officers’ liability insurance policy for the Redflex Group and the policies for the Specified Insurances) that the Proposed Transaction will not affect coverage under those policies, including that the relevant policy will not go into run-off as a result of the Proposed Transaction and will remain in force and effect following Implementation upon the same terms as prior to Implementation.  If Redflex is not able to obtain such confirmation within 10 Business Days prior to Implementation, Redflex’s obligations under clause 6.7(d) apply in relation to those policies.

(d)

If this clause 6.7(d) applies following the application of clause 6.7(c), Verra consents to Redflex arranging and effecting, and Redflex must arrange and effect, or procure that the relevant member of the Redflex Group arranges and effects, at Redflex’s cost, insurance for a period of at least seven years on and from the Implementation Date for individuals and entities who are insured under the current insurance policies of the Redflex Group, on terms no less favourable than such current policy in force or expiring as at the Implementation Date, in respect of acts or omissions occurring in the period up to and including the Implementation Date (including in connection with the Proposed Transaction) (Run-Off Insurances).  Before entering into any Run-Off Insurance, Redflex must first present to Verra a quotation for such insurance policy, and Verra must first approve such quotation (such approval not to be unreasonably withheld, conditioned or delayed) before Redflex may enter into that contract of insurance.

7.	REDFLEX BOARD RECOMMENDATION AND INTENTIONS
7.1.	Redflex Board recommendation
(a)

Redflex must procure that the Launch Announcement to be issued by Redflex on the Announcement Date states (on the basis of written statements made to Redflex by each Redflex Director) that the Redflex Board unanimously considers the Scheme to be in the best interests of Shareholders and intends to recommend to Shareholders that the Scheme Resolution be approved, subject to the Independent Expert concluding, and continuing to conclude, that the Scheme is in the best interests of Shareholders and there being no Superior Proposal.

(b)

Redflex must procure that the Scheme Booklet despatched by Redflex contains a statement by the Redflex Board that the Redflex Board unanimously considers the Scheme to be in the best interests of Shareholders and unanimously recommends that Shareholders approve the Scheme Resolution, subject to the Independent Expert concluding, and continuing to conclude, that the Scheme is in the best interests of Shareholders and there being no Superior Proposal unless there has been a change or withdrawal of recommendation under clause 7.3.
7.2.	Redflex Director intentions
(a)

Redflex must procure that the Launch Announcement to be issued by Redflex on the Announcement Date states (on the basis of written statements made to Redflex by each of the relevant Redflex Directors) that each Redflex Director who holds Shares intends to vote those Shares in favour of the Scheme Resolution, subject to the Independent Expert concluding, and continuing to conclude, that the Scheme is in the best interests of Shareholders and there being no Superior Proposal.

(b)	Redflex must:
(i)

procure that the Scheme Booklet contains a statement by the Redflex Board that each Redflex Director who holds Shares, or who has control over voting rights attaching to Shares, intends to vote those Shares in favour of the Scheme Resolution, subject to the Independent Expert concluding, and continuing to conclude, that the Scheme is in the best interests of Shareholders and there being no Superior Proposal unless there has been a change or withdrawal of recommendation under clause 7.3; and

(ii)

procure that each Redflex Director who holds Shares, or who has control over voting rights attaching to Shares, votes those Shares in favour of the Scheme Resolution, subject to the Independent Expert concluding, and continuing to conclude, that the Scheme is in the best interests of Shareholders and there being no Superior Proposal.

7.3.	Withdrawal or change of recommendation
(a)	Redflex must use its reasonable endeavours to procure that none of the Redflex Directors withdraws or changes his or her recommendation that Shareholders approve the Scheme Resolution, unless:
(i)	there is a Superior Proposal; or
(ii)

the Independent Expert concludes that the Scheme is not in the best interests of the Shareholders, or adversely changes its previously given opinion that the Scheme is in the best interests of Shareholders, and the Redflex Board determines in good faith and acting reasonably, having received expert advice in writing from its legal advisors (who must be reputable advisers experienced in transactions of this nature) that they must do so because of their fiduciary or statutory duties to Shareholders.

(b)	Without limiting clause 10, if a Redflex Director proposes to withdraw or change his or her recommendation in accordance with clause 7.3(a):
(i)	Redflex must notify Verra in writing immediately; and
(ii)

the parties must consult in good faith for 2 Business Days after the date on which the notification in subparagraph (i) is given to consider and determine whether the recommendation in place at the time can be maintained.  That recommendation cannot be withdrawn or changed in accordance with clause 7.3(a) until the end of the consultation period.

8.	WARRANTIES
8.1.	Verra Warranties

Verra represents and warrants to Redflex (on its own behalf and separately as trustee or nominee for each of the Redflex Released Persons) that each Verra Warranty is true and correct.

8.2.	Verra indemnity

Verra agrees with Redflex (on its own behalf and separately as trustee or nominee for each of the Redflex Released Persons) to indemnify Redflex and each of the Redflex Released Persons against all Losses of whatever nature and however arising that Redflex or any of the Redflex Released Persons suffers, incurs or is liable for arising out of any breach of the Verra Warranties.

8.3.	Redflex Warranties
(a)	Redflex warrants to Verra (on its own behalf and separately as trustee or nominee for each of the Verra directors) that each Redflex Warranty is true and correct.
(b)	Verra acknowledges and agrees that the Redflex Warranties are given subject to those matters which:
(i)	are fairly disclosed in the Due Diligence Materials;
(ii)	are fairly disclosed by Redflex in an announcement made by Redflex to ASX or in a document lodged by Redflex with ASIC in the 18 months immediately prior to the date of this agreement;
(iii)	would have been known to Verra had it conducted searches of public records maintained by:
(A)	ASIC and NZCO;
(B)	the register established under the PPSA and equivalent register(s) in New Zealand; and
(C)	the High Court of Australia, the Federal Court of Australia and the Supreme Courts of each state and territory in Australia and equivalent courts in New Zealand,

as at 5 Business Days before the date of this agreement, in each case in respect of the Redflex Group entities incorporated in the relevant jurisdiction; or

(iv)

are within the actual knowledge of a Verra Specified Executive or the knowledge that any of those persons would have had if they had made reasonable enquiries of their respective direct reports involved in Verra’s due diligence investigations in connection with the Proposed Transaction, as at the date of this agreement.

8.4.	Redflex indemnity

Subject to clause 8.3(b), Redflex agrees with Verra (on its own behalf and separately as trustee or nominee for each of the Verra Released Persons) to indemnify Verra and each of the Verra Released Persons against all Losses of whatever nature and however arising that Verra or any of the Verra Released Persons suffers, incurs or is liable for arising out of any breach of the Redflex Warranties.

8.5.	Timing of warranties

Unless expressed to be given at a particular time or during a particular period (in which case it is given at that time or during that period), each Verra Warranty and each Redflex Warranty is given:

(a)	at the date of this agreement; and
(b)	at 8:00am on the Second Court Hearing Date.
8.6.	Survival of warranties

Each Verra Warranty and each Redflex Warranty:

(a)	is severable and separate, and is not limited by reference to any other Verra Warranty or Redflex Warranty (as applicable) or any other provision of this agreement; and
(b)	survives the termination of this agreement (but does not survive, and will be taken to have no further force or effect following, implementation of the Scheme).

8.7.	Reliance

The parties acknowledge that Verra has entered into this agreement in reliance on the Redflex Warranties and Redflex has entered into this agreement in reliance on the Verra Warranties.

8.8.	Notification of material breach
(a)

Between the date of this agreement and the Second Court Hearing Date, Redflex must promptly notify Verra in writing of any material breach of this agreement by Redflex (including any breach of a Redflex Warranty) of which Redflex becomes aware.

(b)

Between the date of this agreement and the Second Court Hearing Date, Verra must promptly notify Redflex in writing of any material breach of this agreement by Verra (including any breach of a Verra Warranty) of which Verra becomes aware.

(c)

Any written notification provided by a party under clause 8.8(a) or clause 8.8(b) must include a reasonable summary of the relevant material breach, to the extent the details are known to the party providing the notice.

9.	RELEASES
9.1.	Redflex Released Persons
(a)	Subject to clause 9.1(b), Verra releases its rights against, and agrees with Redflex that it will not make a Claim against, any Redflex Released Person in connection with:
(i)	any breach of any representation, warranty or covenant of Redflex in this agreement; or
(ii)	any disclosure made (at any time) by any Redflex Released Person that contains any statement which is false or misleading whether in content or by omission,

whether current, future, known or unknown, arising at common law, in equity, under statute or otherwise, except to the extent that the relevant Redflex Released Person has acted fraudulently or has engaged in wilful misconduct.

(b)

Clause 9.1(a) is subject to any Corporations Act restrictions and will (if and to the extent required) be read down accordingly. Redflex receives and holds the benefit of this clause 9.1 as trustee for and on behalf of each Redflex Released Person.

(c)	Nothing in this clause 9.1 limits Verra’s rights to terminate this agreement under clause 13.1.
9.2.	Verra Released Persons
(a)	Subject to clause 9.2(b), Redflex releases its rights against, and agrees with Verra that it will not make a Claim against, any Verra Released Person in connection with:
(i)	any breach of any representation, warranty or covenant of Verra in this agreement; or
(ii)	any disclosure made (at any time) by any Verra Released Person that contains any statement which is false or misleading whether in content or by omission,

whether current, future, known or unknown, arising at common law, in equity, under statute or otherwise, except to the extent that the relevant Verra Released Person has acted fraudulently or has engaged in wilful misconduct.

(b)

Clause 9.2(a) is subject to any Corporations Act restrictions and will (if and to the extent required) be read down accordingly. Verra receives and holds the benefit of this clause 9.2 as trustee for and on behalf of each Verra Released Person.

(c)	Nothing in this clause 9.2 limits Redflex’s rights to terminate this agreement under clause 13.1.

10.	EXCLUSIVITY
10.1.	No existing discussions
(a)	Redflex represents and warrants that, as at the time of execution of this agreement, it is not in negotiations or discussions in respect of any Competing Proposal with any Third Party.
(b)

As soon as practicable following the execution of this agreement, to the extent it has not already done so, Redflex must promptly request the return or destruction of Redflex’s confidential information that has been provided to a Third Party under a confidentiality agreement in relation to a Competing Proposal in accordance with, but only to the extent provided by, the terms of that confidentiality agreement.

10.2.	No-shop

During the Exclusivity Period, Redflex must ensure that neither it nor any of its Representatives, directly or indirectly:

(a)	solicits, invites, encourages or initiates any enquiries, expressions of interest, offers, proposals, negotiations or discussions with any Third Party; or
(b)	communicates any intention to do any of these things,

with a view to, or that may be reasonably expected to encourage or lead to, obtaining any offer, proposal or expression of interest from any Third Party in relation to a Competing Proposal.

10.3.	No talk

Subject to clause 10.5, during the Exclusivity Period, Redflex must ensure that neither it nor any of its Representatives:

(a)	negotiates; or
(b)	participates in negotiations or discussions with any Third Party regarding,

a Competing Proposal or any agreement, understanding or arrangement that may be reasonably expected to lead to a Competing Proposal, even if that person’s Competing Proposal was not directly or indirectly solicited, invited, encouraged or initiated by Redflex or any of its Representatives or the person has publicly announced the Competing Proposal.

10.4.	No due diligence

Subject to clause 10.5, during the Exclusivity Period, Redflex must ensure that neither it nor any of its Representatives in relation to a Competing Proposal:

(a)	enables any Third Party to undertake due diligence investigations on any member of the Redflex Group, any of the operations or assets of the Business or any part thereof;
(b)

makes available to any Third Party, or permits any Third Party to receive, (in the course of due diligence investigations or otherwise) any non-public information relating to any member of the Redflex Group, any of the operations or assets of the Business or any part thereof; or

(c)	makes available to any Third Party, or permits any Third Party to have access to, (in the course of due diligence investigations or otherwise) any officers or employees of the Redflex Group.
10.5.	Fiduciary carve out

Clauses 10.3 and 10.4 do not apply to the extent that they restrict Redflex or the Redflex Board from taking or refusing or omitting to take any action with respect to a genuine Competing Proposal (which was not solicited, invited, encouraged or initiated in contravention of clause 10.2), provided that the Redflex Board has determined, in good faith and acting reasonably that:

(a)	after consultation with its financial adviser, such a genuine Competing Proposal is, or could reasonably be expected to become, a Superior Proposal; and

(b)

after receiving written legal advice from its external legal advisers (who must be reputable advisers experienced in transactions of this nature), failing to respond to or failing to take or refusing or omitting to take the relevant action (as the case may be) in relation to such a genuine Competing Proposal (including providing some or all of the relevant information) would be reasonably likely to constitute a breach of the Redflex Board’s fiduciary or statutory obligations.

10.6.	Matching right

Subject to clause 10.8, before any member of the Redflex Group, during the Exclusivity Period, enters into any legally binding agreement to give effect to any Competing Proposal, each of the following conditions must be satisfied:

(a)

the Redflex Board, acting in good faith and in order to satisfy what the Redflex Board considers to be its statutory or fiduciary duties (after taking advice from its legal and financial advisers), determines that the Competing Proposal would be or would be likely to be an actual, proposed or potential Superior Proposal;

(b)	Redflex must provide Verra with the material terms and conditions of the Competing Proposal, including price and the identity of the Third Party making the Competing Proposal;
(c)	Redflex must give Verra until the Cut Off Date to provide a matching or superior proposal to the terms of the Competing Proposal (Verra Counterproposal); and
(d)

Redflex agrees that each successive modification of any such Competing Proposal will constitute a new Competing Proposal for the purposes of the requirements under this clause 10.6 and Redflex will be required to satisfy each condition of this clause 10.6 in respect of each such successive modification.

10.7.	No matching or superior Verra proposal

If Verra does not submit to Redflex a Verra Counterproposal by the Cut Off Date, in respect of a Competing Proposal notified under clause 10.6(b), then without prejudice to Redflex’s rights under clause 13.1(c), Verra will have no further rights under clause 10.6 or 10.8 in respect of that Competing Proposal.

10.8.	Matching or superior Verra proposal

If, in accordance with clause 10.6(c), Verra provides to Redflex a Verra Counterproposal, Redflex must procure that the Redflex Board considers the Verra Counterproposal and determines whether, acting reasonably and in good faith, the Verra Counterproposal would provide an equivalent or more favourable outcome to Shareholders as a whole compared with the Competing Proposal.  Following that determination, Redflex must:

(a)	procure that the Redflex Board promptly, and in any event within two Business Days, notifies Verra of the determination in writing, stating reasons for that determination;
(b)

if the determination is that the Verra Counterproposal would provide an equivalent or more favourable outcome to Shareholders as a whole compared with the Competing Proposal, for a period of two Business Days after Redflex delivers to Verra the notice referred to in subparagraph (a) above, Redflex and Verra must use their reasonable endeavours to agree to the transaction documentation required to implement the Verra Counterproposal as soon as reasonably practicable, and Redflex must use its reasonable endeavours to procure that each Redflex Director continues to recommend the Scheme (as modified by the Verra Counterproposal) to Shareholders (subject to the Independent Expert concluding, and continuing to conclude, that the Scheme is in the best interests of Shareholders and there being no Superior Proposal); and

(c)

if the determination is that the Verra Counterproposal would not provide an equivalent or more favourable outcome to Shareholders as a whole compared with the Competing Proposal, then Verra may take steps to amend the Verra Counterproposal to address the reasons given within a further period of two Business Days.  If Verra does so to Redflex’s satisfaction, then the process in subparagraph (b) applies to that amended Verra Counterproposal.  If Verra does not do so to Redflex’s satisfaction, then without prejudice to Redflex’s rights under clause 13.1(c), Verra will have no further rights under clause 10.6 or this clause 10.8 in respect of that Competing Proposal.

10.9.	Exceptions to the exclusivity arrangement

Nothing in this clause 10 prevents Redflex from:

(a)

engaging with Shareholders (in their capacity as a Shareholder of Redflex) in relation to the Redflex Group, provided that such engagement does not relate to Redflex soliciting, inviting, encouraging or initiating an actual, proposed or potential Competing Proposal;

(b)	making presentations to, and responding to enquiries from, brokers, portfolio investors, analysts and other Third Parties in the ordinary course in relation to the Business generally;
(c)	fulfilling its ASX continuous disclosure requirements;
(d)	providing information to its Representatives;
(e)	providing information to any Government Agency or as required by applicable law;
(f)	providing information to its Shareholders, auditors, customers, joint venturers and suppliers acting in that capacity in the ordinary course in relation to the Business generally; or
(g)

providing information, other than information relating to the exclusivity terms under this clause 10, as required under any member of the Redflex Group’s existing contractual obligations other than any contractual obligations relating to a Competing Proposal.

10.10.	Notification

During the Exclusivity Period, Redflex must promptly, and in any event within two Business Days, inform Verra in writing if it or any of its Representatives receives any approach with respect to any Competing Proposal and must disclose to Verra the fact that such an approach has been made and the general nature of the approach, including details of the identity or nature of the person making the approach (or, if different, details of the identity or nature of the proposed bidder or acquirer) and reasonable details of the material terms of the Competing Proposal the subject of the approach (as known by the Redflex Board at that time).

11.	BREAK FEE
11.1.	Background

This clause 11 has been agreed to in circumstances where:

(a)

Redflex believes that the implementation of the Scheme will provide significant benefits to Redflex and its Shareholders, and acknowledges that, if Verra enters into this agreement and the Scheme is subsequently not implemented, Verra will have incurred significant costs, including those set out in clause 11.5;

(b)	Verra requested provision to be made for the relevant payment outlined in this clause 11, without which it would not have entered into this agreement;
(c)	the Redflex Board believes that it is appropriate to agree to the payment referred to in this clause 11 to secure Verra’s entry into this agreement; and
(d)	Redflex has received separate legal advice in relation to this agreement and the operation of this clause 11.

The parties acknowledge and agree that the costs actually incurred by Verra as referred to in clause 11.1(a) will be of such nature that they cannot be accurately ascertained, but that the Break Fee is a genuine and reasonable pre-estimate of the costs and loss that would actually be incurred and suffered by Verra.

11.2.	Payment of Break Fee

Subject to clauses 11.3, 11.6 and 11.7, Redflex must pay the Break Fee to Verra if:

(a)	(change of recommendation): at any time before the Sunset Date or, if earlier, the date on which this agreement is terminated under clause 13, any Redflex Director:
(i)	fails to recommend the Scheme or changes, withdraws or adversely modifies his or her recommendation that Shareholders vote in favour of the Scheme Resolution at the Scheme Meeting; or
(ii)	makes a public statement indicating that he or she no longer supports the Scheme or recommends or makes a statement supporting or endorsing an actual, proposed or potential Competing Proposal,

other than where the Independent Expert has concluded that the Scheme is not in the best interests of Shareholders (except where a Competing Proposal has been proposed or announced before the report is issued which the Independent Expert may reasonably regard to be on more favourable terms than the transaction contemplated by this agreement);

(b)

(Competing Proposal): at any time before the Sunset Date or, if earlier, the date on which this agreement is terminated under clause 13, a Competing Proposal is announced by a Third Party and, within one year after that occurring, the Third Party who announced or made the Competing Proposal either alone or together with its Associates:

(i)	completes a transaction of the kind referred to in any of paragraphs (a), (b), (c), (d) or (e) of the definition of Competing Proposal; or
(ii)

directly or indirectly acquires Voting Power in, or a Relevant Interest in, or has a right to acquire a legal, beneficial or economic interest in, or Control of, more than 50% of the securities in any member of the Redflex Group; or

(c)	(termination for material breach by Redflex): Verra validly terminates this agreement under clause 13.1(a)(i).
11.3.	Payment conditions
(a)	Notwithstanding the occurrence of any event under clause 11.2, no amount is payable under that clause if the Scheme becomes Effective.
(b)	Redflex can only ever be liable to pay the Break Fee once.
11.4.	Timing of payment

If the Break Fee is payable under this clause 11, Redflex must pay the Break Fee to Verra without set-off or withholding within 10 Business Days after receipt of a demand for payment from Verra.

11.5.	Nature of payment

The amount payable by Redflex to Verra under clause 11.2 is an amount to compensate Verra for:

(a)advisory costs (including costs of Advisers other than success fees);

(b)	costs of management and directors’ time;
(c)	out-of-pocket expenses;
(d)

opportunity costs incurred in pursuing the Proposed Transaction (including the disruption of its existing business and diversion of board and management time and focus from its existing business) or in not pursuing other alternative transactions or strategic initiatives which could have been developed to further its business objectives; and

(e)	damage to Verra’s reputation associated with a failed transaction and the implications of that damage to Verra’s business.

11.6.	Compliance with law
(a)	This clause 11 imposes obligations on Redflex only to the extent that the performance of all or part of those obligations:
(i)	does not constitute unacceptable circumstances as declared by the Takeovers Panel; and
(ii)	is not determined to be unlawful by a court,

subject to all proper avenues of appeal and review, judicial and otherwise, having been exhausted.

(b)

The parties must not make, or cause or permit to be made, any application to the Takeovers Panel or a court for or in relation to a declaration or determination of a kind referred to in clause 11.6(a).

11.7.	Limitation of liability

Notwithstanding any other provision of this agreement but excluding a breach by Redflex of any of its obligations under clause 10 and subject to clause 11.6 and other than where there has been fraud or wilful misconduct by any member of the Redflex Group or any officer or director of any member of the Redflex Group:

(a)	the maximum aggregate liability of Redflex to Verra under or in connection with this agreement or the Scheme, including in respect of any breach of this agreement, will be the amount of the Break Fee;
(b)

a payment by Redflex of the Break Fee in accordance with this clause 11 represents the sole and absolute liability of Redflex to Verra under or in connection with this agreement or the Scheme and no further damages, fees, expenses or reimbursements of any kind will be payable by Redflex to Verra in connection with this agreement or the Scheme; and

(c)	the amount of the Break Fee payable to Verra under this clause 11 must be reduced by the amount of any loss or damage recovered by Verra in relation to a breach of any other clause of this agreement.
12.	REVERSE BREAK FEE
12.1.	Background

This clause 12 has been agreed to in circumstances where:

(a)

Verra believes that the implementation of the Scheme will provide significant benefits to Verra and its investors, and acknowledges that, if Redflex enters into this agreement and the Scheme is subsequently not implemented, Redflex will have incurred significant costs, including those set out in clause 12.5;

(b)	Redflex requested provision to be made for the relevant payment outlined in this clause 12, without which it would not have entered into this agreement;
(c)	Verra’s board of directors believes that it is appropriate to agree to the payment referred to in this clause 12 to secure Redflex’s entry into this agreement; and
(d)	Verra has received separate legal advice in relation to this agreement and the operation of this clause 12.

The parties acknowledge and agree that the costs actually incurred by Redflex as referred to in clause 12.1(a) will be of such nature that they cannot be accurately ascertained, but that the Reverse Break Fee is a genuine and reasonable pre-estimate of the costs and loss that would actually be incurred and suffered by Redflex.

12.2.	Payment of Reverse Break Fee

Subject to clauses 12.3, 12.6, 12.7 and 12.8, Verra must pay the Reverse Break Fee to Redflex if:

(a)	(failure to pay Scheme Consideration): Verra does not pay the Scheme Consideration in accordance with the Scheme; or
(b)	(termination for material breach by Verra): Redflex validly terminates this agreement under clause 13.1(a)(i).
12.3.	Payment conditions
(a)	Verra can only ever be liable to pay the Reverse Break Fee once.
(b)

Notwithstanding the occurrence of any event under clause 12.2, no amount is payable under that clause if the Scheme becomes Effective and the Scheme Consideration is paid in accordance with the Scheme.

12.4.	Timing of payment

If the Reverse Break Fee is payable under this clause 12, Verra must pay the Reverse Break Fee to Redflex without set-off or withholding within 10 Business Days after receipt of a demand for payment from Redflex.

12.5.	Nature of payment

The amount payable by Verra to Redflex under clause 12.2 is an amount to compensate Redflex for:

(a)advisory costs (including costs of Advisers other than success fees);

(b)costs of management and directors’ time;

(c)	out-of-pocket expenses;
(d)

opportunity costs incurred in pursuing the Proposed Transaction (including the disruption of its existing business and diversion of board and management time and focus from its existing business) or in not pursuing other alternative transactions or strategic initiatives which could have been developed to further its business objectives; and

(e)	damage to Redflex’s reputation associated with a failed transaction and the implications of that damage to Redflex’s business.
12.6.	Compliance with law
(a)	This clause 12 imposes obligations on Verra only to the extent that the performance of all or part of those obligations:
(i)	does not constitute unacceptable circumstances as declared by the Takeovers Panel; and
(ii)	is not determined to be unlawful by a court,

subject to all proper avenues of appeal and review, judicial and otherwise, having been exhausted.

(b)

The parties must not make, or cause or permit to be made, any application to the Takeovers Panel or a court for or in relation to a declaration or determination of a kind referred to in clause 12.6(a).

12.7.	Limitation of liability

Notwithstanding any other provision of this agreement (other than clause 12.8):

(a)	the maximum aggregate liability of Verra to Redflex under or in connection with this agreement, including in respect of any breach of this agreement, will be the amount of the Reverse Break Fee;

(b)

a payment by Verra of the Reverse Break Fee in accordance with this clause 12 represents the sole and absolute liability of Verra to Redflex under or in connection with this agreement and no further damages, fees, expenses or reimbursements of any kind will be payable by Verra to Redflex in connection with this agreement; and

(c)

the amount of the Reverse Break Fee payable to Redflex under this clause 12 must be reduced by the amount of any loss or damage recovered by Redflex in relation to a breach of any other clause of this agreement.

12.8.	Failure to perform

Clause 12.7 does not apply to any Claim in respect of, and does not limit the liability of Verra under, the Deed Poll.

13.	TERMINATION
13.1.	General termination rights
(a)	Either party may terminate this agreement by written notice to the other party at any time before 8:00am on the Second Court Hearing Date:
(i)	if:
(A)	either:
(1)

the other party is in material breach of any provision of this agreement (other than a Verra Warranty or a Redflex Warranty not being true and correct, which is addressed by subparagraph (2) below); or

(2)

a warranty given by the other party (being a Verra Warranty where the “other party” is Verra or a Redflex Warranty where the “other party” is Redflex) is not true and correct, and where that breach of warranty is material in the context of the Proposed Transaction taken as a whole;

(B)	the party wishing to terminate has given written notice to the other party setting out the relevant circumstances and stating an intention to terminate this agreement; and
(C)

the relevant circumstances continue to exist for 5 Business Days from the time the notice of intention to terminate is given to the other party (or any shorter period ending at 5:00pm on the Business Day immediately before the Second Court Hearing Date); or

(ii)	in the circumstances set out in, and in accordance with, clause 3.7(b) or clause 5.6.
(b)

Verra may terminate this agreement by written notice to Redflex at any time before 8:00am on the Second Court Hearing Date if any Redflex Director has changed, withdrawn or adversely modified his or her recommendation that Shareholders vote in favour of the Scheme Resolution at the Scheme Meeting or otherwise makes a public statement recommending that the Redflex Directors no longer support the Scheme or has recommended or made a statement supporting or endorsing an actual, proposed or potential Competing Proposal.

(c)

Redflex may terminate this agreement by written notice to Verra at any time before 8:00am on the Second Court Hearing Date if the Redflex Board changes or withdraws its recommendation under, and in accordance with, clause 7.3 or publicly recommends, promotes or otherwise endorses a Superior Proposal.

13.2.	Effect of termination

If this agreement is terminated under clause 13.1, this agreement will have no further force or effect and the parties will have no further obligations under this agreement, provided that:

(a)	this clause 13 and clauses 1, 6.6, 8.6, 9, 11, 12, 14, 15, 16, 17, 18 and 19 will survive termination; and

(b)	each party will retain any accrued rights and remedies, including any rights and remedies that it has or may have against the other party in respect of any past breach of this agreement.
13.3.	No other termination

No party may terminate or rescind this agreement except as permitted by this clause 13.

14.	PUBLIC ANNOUNCEMENTS
14.1.	Launch Announcement
(a)	On the Announcement Date, Verra and Redflex must issue a joint public announcement of the proposed Scheme in the form of the Launch Announcement, which has attached to it a copy of this agreement.
(b)	On the Announcement Date, Verra may issue its own public announcement of the proposed Scheme in the form agreed between the parties.
14.2.	Other announcements and communications
(a)

Subject to clause 15, where a party is required by applicable law (including the ASX Listing Rules, the NASDAQ Listing Rules or is requested or required by a Government Agency) to make any announcement or to make any disclosure in connection with this agreement, the Proposed Transaction or any transactions contemplated by the Transaction Documents, it may do so but must promptly consult with the other party before making the relevant disclosure and must give the other party as much notice as is reasonably practicable in the context of any deadline imposed by applicable law.  However, nothing in this clause 14.2 requires the giving of prior notice or the taking of action if to do so would lead to a party breaching applicable law.

(b)

Following the Launch Announcement, without limiting any other provision of this agreement, each party is free to communicate with its officers, employees, customers or suppliers regarding the Proposed Transaction, provided that the communications are not inconsistent in any material respect with the material statements included in the Launch Announcement, the public announcement referred to in clause 14.1(b) or any other announcement under clause 14.2(a) and, in the case of such communications by Redflex which are material, Redflex has first consulted with Verra before making those communications.

15.	CONFIDENTIALITY

Each party acknowledges and agrees that:

(a)	it continues to be bound by the terms of the Confidentiality Agreement, except that:
(i)	the terms of this agreement prevail over the terms of the Confidentiality Agreement to the extent of any inconsistency; and
(ii)

notwithstanding any provision of this agreement or the Confidentiality Agreement, Redflex will not be required to consult with Verra in relation to any public announcement relating to any Competing Proposal or termination of this agreement; and

(b)	the rights and obligations of the parties under the Confidentiality Agreement survive termination of this agreement.
16.	GST
(a)	In this clause 16:
(i)	any words or expressions used in this clause which have a particular meaning in the GST Act have the same meanings given to those terms in the GST Act unless the context otherwise requires; and
(ii)	“Supplier” means any party treated by the GST Act as making a Supply under this agreement.

(b)	Unless otherwise expressly stated, all prices or other sums payable under or in accordance with this agreement are exclusive of GST.
(c)

If GST is imposed on any Supply made under or in accordance with this agreement, the Recipient of the Taxable Supply must pay to the Supplier an additional amount equal to the GST payable on or for the Taxable Supply, subject to the Recipient receiving a valid Tax Invoice in respect of the Supply at or before the time of payment.

(d)	Payment of the additional amount must be made at the same time as payment for the Taxable Supply is required to be made in accordance with this agreement.
(e)	This clause does not apply to the extent that the consideration for the supply is expressly stated to include GST or the supply is subject to a reverse-charge.
(f)

If this agreement requires a party (the First Party) to pay for, reimburse, set off or contribute to any expense, loss or outgoing (Reimbursable Expense) suffered or incurred by the other party (the Other Party), the amount required to be paid, reimbursed, set off or contributed by the First Party will be the sum of:

(i)

the amount of the Reimbursable Expense net of Input Tax Credits (if any) to which the Other Party (or the representative member of any GST group of which the Other Party is a member) is entitled in respect of the Reimbursable Expense (Net Amount); and

(ii)	if the Other Party’s recovery from the First Party is a Taxable Supply, any GST payable in respect of that Supply,

such that after the Other Party meets the GST liability, it retains the Net Amount.

(g)

If an adjustment event occurs in relation to a Supply made under or in connection with this agreement, the GST payable on or for the Taxable Supply will be recalculated to reflect that adjustment and an appropriate payment will be made between the parties.

17.	DUTY, COSTS AND EXPENSES
17.1.	Duty

Verra:

(a)

must pay all Duties and any related interest, fines and penalties in respect of this agreement, the Proposed Transaction, the Scheme or any transaction or steps effected or taken under this agreement, the Proposed Transaction or the Scheme, except to the extent that any fines, penalties or interest have been imposed as a consequence of delay by Redflex; and

(b)	indemnifies Redflex against any liability arising from or in connection with any failure by Verra to comply with clause 17.1(a).
17.2.	Costs and expenses

Except as otherwise provided in this agreement, each party must pay its own costs and expenses in connection with the negotiation, preparation, execution and performance of this agreement and the proposed, attempted or actual implementation of the Proposed Transaction.

18.	NOTICES
18.1.	How to give notice

Any notice, demand, consent or other communication (Notice) given or made under this agreement:

(a)	must be in writing and signed by a person duly authorised by the sender; and
(b)	must be delivered to the intended recipient by hand, prepaid post or by email to that person’s address or email address set out in clause 18.3.

18.2.	When notice is given

Any Notice given or made under this agreement will be taken to be received:

(a)	in the case of delivery by hand, when delivered at the relevant address;
(b)

in the case of delivery by post, three Business Days after the date of posting (if posted to an address in the same country) and seven Business Days after the date of posting (if posted to an address outside of the same country); and

(c)

in the case of email, when sent by the sender (as recorded on the device from which the sender sent the email) unless the sender receives a delivery failure notification indicating that the email has not been delivered to the addressee, but if the result is that a Notice would be taken to be received on a day that is not a Business Day in the place to which the Notice is sent or is later than 5:00pm (local time), it will be taken to have been duly given or made at 9:00am on the next Business Day in that place.

18.3.	Address for notices

A party’s address and email address are those set out below (or as the party subsequently notifies the sender):

Redflex

Address:31 Market Street, South Melbourne, VIC 3205, Australia

Email address:Craig.Durham@redflex.com

Attention:Craig Durham

and copy to:

KPMG Law

Address:International Towers Sydney 3, 300 Barangaroo Avenue, Sydney, NSW 2000

Email address:davidpmorris@kpmg.com.au

Attention:David Morris

Verra

Address:	1150 North Alma School Road, Mesa, Arizona 85201, United States of America

Email address:Rebecca.Collins@verramobility.com

Attention:Rebecca Collins

and copy to:

King & Wood Mallesons

Address:Level 61, 1 Farrer Place, Sydney, NSW 2000

Email address:Lee.Horan@au.kwm.com

Attention:Lee Horan

19.	GENERAL
19.1.	Amendment

This agreement may only be amended or replaced by another document duly executed by all the parties.

19.2.	Assignment

Neither party may assign, novate, declare a trust over, transfer or otherwise deal with its rights or obligations under this agreement without the prior written consent of the other party.

19.3.	Further steps

Each party agrees to do anything (such as obtaining consents, signing and producing documents, producing receipts and getting documents completed and signed) which the other party asks and considers reasonably necessary to:

(a)	bind the party and any other person intended to be bound under this agreement; or
(b)	show whether the party is complying with this agreement.
19.4.	No representation or reliance
(a)

Each party acknowledges that no other party (nor any person acting on behalf of another party) has made any representation or other inducement to it to enter into this agreement, except for the representations or inducements expressly set out in this agreement and (to the maximum extent permitted by law) all other representations, warranties and conditions implied by statute or otherwise in relation to any matter relating to this agreement, the circumstances surrounding the parties’ entry into it and the transactions contemplated by it are expressly excluded.

(b)

Each party acknowledges and confirms that it does not enter into this agreement in reliance on any representation or other inducement by or on behalf of any other person, except for any representation or inducement expressly set out in this agreement.

19.5.	Entire agreement

This agreement contains the entire agreement between the parties with respect to its subject matter.  It sets out the only conduct, representations, warranties, covenants, conditions, agreements or understandings (collectively, Conduct) relied on by the parties, and supersedes all earlier Conduct by or between the parties, in connection with its subject matter.  No party has relied on or is relying on any other Conduct in entering into this agreement and completing the transactions contemplated by it.

19.6.	Remedies cumulative

Except as provided in this agreement and permitted by law or equity, the rights, powers and remedies provided to each party in this agreement are in addition to, and do not exclude or limit, any right, power or remedy provided by law or equity or by any agreement.

19.7.	No merger

The provisions of this agreement will not merge on Implementation.  They will survive the execution and delivery of any assignment or other document entered into for the purpose of implementing any transaction contemplated by this agreement.

19.8.	Severability of provisions

Any provision of this agreement that is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability.  That does not invalidate the remaining provisions of this agreement nor affect the validity or enforceability of that provision in any other jurisdiction.

19.9.	Waivers
(a)

Failure to exercise or enforce or a delay in exercising or enforcing or the partial exercise or enforcement of any right, power or remedy provided by law or under this agreement by any party will not in any way preclude, or operate as a waiver of, any exercise or enforcement, or further exercise or enforcement of that or any other right, power or remedy provided by law or under this agreement.

(b)	No waiver of a breach of any term of this agreement will operate as a waiver of another breach of that term or of a breach of any other term of this agreement.
(c)	Nothing in this agreement obliges a party to exercise a right to waive any conditional term of this agreement that may be in its power.
(d)	A provision of or right under this agreement may not be waived except in writing signed by the person granting the waiver.
19.10.	Conflict of interest

Each party may exercise their rights, powers and remedies in connection with this agreement even if this involves a conflict of duty or they have a personal interest in their exercise.

19.11.	Enforceability

For the purpose of this agreement:

(a)	Redflex is taken to be acting as agent and trustee on behalf of and for the benefit of Redflex and the Redflex Released Persons; and
(b)	Verra is taken to be acting as agent and trustee on behalf of and for the benefit of Verra and the Verra Released Persons,

and all of those persons are to this extent taken to be parties to this agreement.

19.12.	Construction

No rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of, or seeks to rely on, this agreement or any part of it.

19.13.	Governing law

This agreement is governed by the laws of New South Wales, Australia.  The parties irrevocably submit to the non-exclusive jurisdiction of its courts and courts of appeal from them.  The parties will not object to the exercise of jurisdiction by those courts on any basis.

19.14.	Serving documents

Without preventing any other method of service, any document in an action in connection with this agreement may be served on a party by being delivered or left at that party’s address for service of notices under clause 18.3.

19.15.	Counterparts

This agreement may be executed in any number of counterparts.  All counterparts together will be taken to constitute one instrument.

SCHEDULE 1 - VERRA WARRANTIES

1	(Status): Verra is a corporation duly incorporated and validly existing under the laws of the place of its incorporation.
2	(Power and capacity): Verra has the power and capacity to enter into and perform its obligations under this agreement and to carry out the transactions contemplated by this agreement.
3

(Corporate authorisations): Verra has taken all necessary corporate action to authorise the entry into and performance of this agreement by it and to carry out the transactions contemplated by this agreement.

4	(Agreement binding): This agreement is Verra’s valid and binding obligation enforceable in accordance with its terms.
5	(Transactions permitted): The execution and performance by Verra of this agreement and each transaction contemplated by this agreement does not and will not violate any provision of:
(a)	a law or treaty or a judgment, ruling, order or decree of a Government Agency binding on or applicable to it or any of its Related Bodies Corporate or their assets;
(b)	its constitution, by-laws, certificate of incorporation or other constituent documents or cause a limitation on its powers or the powers of its directors to be exceeded; or
(c)	so far as Verra is aware, any document or obligation binding on or applicable to Verra.
6	(Solvency): Verra is not affected by an Insolvency Event.
7

(Regulatory approvals): So far as Verra is aware, no approval from any Government Agency is required to be obtained by Verra in order for it to execute, deliver and perform this agreement, other than the Regulatory Approvals, and so far as Verra is aware, as at the date of this agreement, no regulatory action of any nature has been taken that would prevent or restrict its ability to fulfil its obligations under this agreement.

8	(Verra Information): As at the date of the Scheme Booklet, the Verra Information provided to Redflex in accordance with this agreement:
(a)

will be true and correct in all material respects, and not contain any statement which is misleading or deceptive in any material respect nor contain any material omission having regard to applicable disclosure requirements; and

(b)

will comply in all material respects with the requirements under the Corporations Act, the Corporations Regulations, applicable ASIC Policy (including ASIC Regulatory Guide 60), applicable Takeovers Panel policy and guidance notes and the ASX Listing Rules.

9

(Provision of information to Independent Expert): All information provided by or on behalf of Verra to the Independent Expert to enable the Independent Expert’s Report to be included in the Scheme Booklet will be provided in good faith and on the understanding that the Independent Expert will rely upon that information for the purpose of preparing the Independent Expert’s Report.

10	(No Relevant Interest): No member of the Verra Group has a Relevant Interest in any Shares.
11

(No dealings with Shareholders): No member of the Verra Group has any agreement, arrangement or understanding with any Shareholder under which that Shareholder (or an Associate of that Shareholder) would be entitled to receive any collateral benefit in relation to the Scheme, or under which that Shareholder has agreed to vote in favour of the Scheme (or against any Competing Proposal).

12

(No dealings with Redflex directors or employees): No member of the Verra Group has any agreement, arrangement or understanding with any director or employee of any member of the Redflex Group relating in any way to the Proposed Transaction or the operations of the Redflex

Group after the Implementation Date.
13

(Adequacy of finance): Verra has, on the date of this agreement, and will have, by no later than 12:00pm on the Business Day before the Implementation Date, available to it on an unconditional basis sufficient cash amounts (whether from internal cash reserves or external funding arrangements, including equity and debt financing, or a combination of both) to satisfy Verra’s obligations to provide or procure the provision of the Scheme Consideration in accordance with its obligations under the Transaction Documents.

14	(No shareholder approvals): No approvals are required from shareholders of Verra (or any class of them) in connection with the execution or performance of this agreement or the Deed Poll.

SCHEDULE 2 - REDFLEX WARRANTIES

1	(Status): Redflex is a corporation duly incorporated and validly existing under the laws of the place of its incorporation.
2	(Power and capacity): Redflex has the power and capacity to enter into and perform its obligations under this agreement and to carry out the transactions contemplated by this agreement.
3

(Corporate authorisations): Redflex has taken all necessary corporate action to authorise the entry into and performance of this agreement by it and to carry out the transactions contemplated by this agreement.

4	(Agreement binding): This agreement is Redflex’s valid and binding obligation enforceable in accordance with its terms.
5	(Transactions permitted): The execution and performance by Redflex of this agreement and each transaction contemplated by this agreement does not and will not violate any provision of:
(a)	a law or treaty or a judgment, ruling, order or decree of a Government Agency binding on or applicable to it or any of its Related Bodies Corporate or their assets;
(b)	its constitution or other constituent documents or cause a limitation on its powers or the powers of its directors to be exceeded; or
(c)	so far as Redflex is aware, any document or obligation binding on or applicable to Redflex.
6	(Solvency): No member of the Redflex Group is affected by an Insolvency Event.
7	(Capital structure):
(a)

As at the date of this agreement, the capital structure of Redflex is as set out in Schedule 5 and there are no other securities in or of Redflex issued or outstanding which may convert into Shares other than as set out in Schedule 5.

(b)

No member of the Redflex Group is subject to any obligation (including any contingent obligation) to issue or have transferred to any person any securities in or of it, other than the obligation of Redflex to issue Shares upon the exercise of Performance Rights or Options which are on issue and outstanding as at the date of this agreement.

8	(Continuous disclosure):
(a)	Redflex is not in breach of its continuous disclosure obligations under ASX Listing Rules.
(b)

As at the date of this agreement, Redflex is not withholding any information from public disclosure in reliance on ASX Listing Rule 3.1A (other than information in relation to the Proposed Transaction).

9	(Redflex Information): The Redflex Information contained in the Scheme Booklet as at the date of the Scheme Booklet:
(a)

will be true and correct in all material respects, and not contain any statement which is misleading or deceptive in any material respect nor contain any material omission having regard to applicable disclosure requirements; and

(b)

will comply in all material respects with the requirements under the Corporations Act, the Corporations Regulations, applicable ASIC Policy (including ASIC Regulatory Guide 60), applicable Takeovers Panel policy and guidance notes and the ASX Listing Rules.

10

(Reliance): The Redflex Information contained in the Scheme Booklet will be included in good faith and on the understanding that Verra and its directors will rely on that information for the purposes of considering and approving the information in the Scheme Booklet before it is despatched and approving Verra’s entry into the Deed Poll.

11

(No material breach of laws): So far as Redflex is aware, the Redflex Group is in compliance in all material respects with all Australian and foreign laws and regulations applicable to it and orders of Australian and foreign Government Agencies having jurisdiction over it.

12

(Material licences and authorisations): The Redflex Group has all material licences, permits and authorisations necessary for it to conduct its business as it has been conducted in the 12 months prior to the date of this agreement.

13	(Due Diligence Materials):
(a)

The Due Diligence Materials have been collated, prepared and made available to Verra and its Representatives in good faith and with reasonable care and, as far as Redflex is aware, all information contained in the Due Diligence Materials is accurate in all material respects and not misleading or deceptive in any material respect whether by omission or otherwise, except that certain commercially sensitive information that is subject to the Clean Team Agreement has only been provided to the Clean Team Members and has not otherwise been made available to Verra; and

(b)

Redflex has not intentionally withheld information from disclosure to Verra which could reasonably be expected to be material to Verra’s evaluation of the Redflex Group and the merits of the Proposed Transaction, except that “information” for the purposes of this Redflex Warranty does not include information which would be reasonably likely to prejudice the Redflex Group’s compliance with the conditions of any tender in which it is participating, or may participate, or its prospects of success in such a tender.

14

(Provision of information to Independent Expert): All information provided by or on behalf of Redflex to the Independent Expert to enable the Independent Expert’s Report to be included in the Scheme Booklet will be provided in good faith and on the understanding that the Independent Expert will rely upon that information for the purpose of preparing the Independent Expert’s Report.

15

(Litigation): The Redflex Group has not been subject to any material litigation or material regulatory actions within the two years immediately prior to the date of this agreement which have not been disclosed to ASX or to Verra and, so far as Redflex is aware, as at the date of this agreement, there are no threats of material litigation or material regulatory actions against any member of the Redflex Group.

16

(No default): So far as Redflex is aware, neither Redflex nor any member of the Redflex Group is in material default under any material document, agreement or instrument binding on it or its assets nor has anything occurred which is or would with the giving of notice or lapse of time constitute an event of default, prepayment event or similar event, or give another party a termination right or right to accelerate any right or obligation, under any such document or agreement with such an effect.

17

(Regulatory approvals): So far as Redflex is aware, as at the date of this agreement, no approval from any Government Agency is required to be obtained by Redflex in order for it to execute, deliver and perform this agreement, other than the Regulatory Approvals, and so far as Redflex is aware, as at the date of this agreement, no regulatory action of any nature has been taken that would prevent or restrict its ability to fulfil its obligations under this agreement.

18	(Anti-corruption laws and sanctions):
(a)

So far as Redflex is aware, neither the Redflex Group, nor any of its officers, directors or employees, nor any agent or other third party representative acting on behalf of, and with the actual authority of, the Redflex Group, has made, offered, promised or authorised, directly or indirectly, any payment for unlawful contributions, gifts, entertainment or other expenses relating to political activity, or any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, to any person for the purpose of gaining an improper business advantage in violation of any applicable Anti-Corruption Laws.

(b)

So far as Redflex is aware, neither the Redflex Group, nor any of its officers, directors, employees, agents or other third party representatives acting on behalf of, and with the actual authority of, the Redflex Group, is a Sanctioned Person or has transacted business with a Sanctioned Person or in violation of Sanctions.

(c)	None of the Redflex Group’s officers, directors or employees is currently a Government Official.
(d)

The Redflex Group has implemented and adhered in all material respects to policies and procedures designed to prevent conduct that would constitute a violation of applicable Anti-Corruption Laws, Sanctions and Anti-Money Laundering Laws, and has maintained in all material respects complete and accurate books and records in that regard, including records of payments to any agents, consultants, representatives, third parties and government officials.

(e)

During the 5 years prior to the date of this agreement, other than from the Australian Federal Police (which was the subject of ASX announcements dated 1 February 2016 and 17 January 2019), the Redflex Group has not received from any Government Agency or any other person any notice, inquiry or internal or external allegation, or made any voluntary or involuntary disclosure to a Government Agency, related to any actual or potential violation of applicable Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.  No proceeding by or before any Government Agency involving Redflex with respect to Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions is pending or, so far as Redflex is aware, threatened.

(f)

Redflex shall not use any proceeds transferred pursuant to the Scheme in violation of any Anti-Corruption Laws, nor shall it directly or knowingly indirectly transfer such proceeds to or for the benefit of any Sanctioned Person or in violation of Sanctions.

For the purposes of this warranty 18:

(g)

Anti-Corruption Laws means laws, rules, regulations, industry codes or orders relating to anti-bribery, anti-corruption, fraud or other similar activities which apply to the Redflex Group, including the Criminal Code Act 1995 (Cth), the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth), the Crimes (Secret Commissions) Amendment Act 1987 (NSW), the UK Bribery Act 2010 (and, in relation to conduct prior to 1 July 2011, the Public Bodies Corrupt Practices Act 1889 and the Prevention of Corruption Act 1906), the US Foreign Corrupt Practices Act 1977 and all national and international laws enacted to implement and comply with the OECD Convention on Combating Bribery of Foreign Officials on International Business Transactions.

(h)

Anti-Money Laundering Laws means anti-money laundering and anti-terrorist financing statutes, rules and regulations of all jurisdictions applicable to the Redflex Group, including the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth).

(i)	Government Official means any employees, executives, directors, contractors, agents or officers of any:
(i)	Government Agency;
(ii)	state-owned or state-controlled corporation;
(iii)	private entities which operate substantially based on public funds;
(iv)	public international organisations;
(v)	political parties, including political representatives, candidates or nominated candidates for political office anywhere in the world; or
(vi)

private person acting on behalf of any such government, department, agency, instrumentality or public international organization, in each case, whether overseas, Commonwealth, Federal, State or local, including any persons performing duties of an office under the law of any relevant country (including legislative, administrative and judicial offices), or any other party considered to be an official under any applicable laws.

(j)	Sanctions means any:
(i)

U.S. Economic Sanctions including any “Specially Designated Nationals and Blocked Persons” or any government, national, resident or legal entity of Cuba, North Korea, Syria, Sudan, Iran, Libya or any other country with respect to which “U.S. persons”, as defined in the U.S. Economic Sanctions, are prohibited from doing business;

(ii)

Australian autonomous sanctions, including designated persons and entities subject to targeted financial sanctions in Myanmar, North Korea, Former Federal Republic of Yugoslavia, Iran, Libya, Syria, Russia, Ukraine and Zimbabwe; or

(iii)	sanctions imposed by the United Nations Security Council.
(k)	Sanctioned Person means any person the subject of a Sanction.
19	(No Encumbrances): There are no Encumbrances over all or any of its assets or revenues, other than a Permitted Encumbrance.
20	(Redflex Prescribed Occurrences): No Redflex Prescribed Occurrences have occurred between 1 July 2020 and the date of this agreement.
21

(PPP Loan): The PPP Borrower met all applicable conditions and was eligible to participate in, has complied in all material respects with, and is not in violation of, the Paycheck Protection Program as set forth in the CARES Act.  The PPP Borrower has complied in all material respects with all laws relating to the PPP Loan and made materially complete certifications with respect to the PPP Loan and all loan documents ancillary thereto and each such certification was true and correct at the time of such certification.  All statements of fact, certifications and representations and warranties made by the PPP Borrower in its PPP Loan application were true, correct and complete as of the date of such PPP Loan application and as of the date on which the PPP Borrower received its PPP Loan.  The PPP Borrower has spent the proceeds of the PPP Loans only on eligible expenses (as described in the applicable U.S. Small Business Administration regulations) and has applied for, and meets the requirements for, forgiveness of its PPP Loan in full.

22

(CARES Act): Neither Redflex nor any member of the Redflex Group has elected to defer any Taxes payable by any member of the Redflex Group pursuant to Section 2302 of the CARES Act.  All Taxes payable by Redflex or any member of the Redflex Group which have been so deferred have been properly accrued for.

SCHEDULE 3 - REDFLEX PRESCRIBED OCCURRENCES

1	(Conversion): Redflex converts all or any of its shares into a larger or smaller number of shares.
2

(Reduction of share capital): Redflex or any member of the Redflex Group resolves to reduce its share capital in any way or reclassifies, combines, splits, redeems or repurchases directly or indirectly any of its shares.

3

(Distribution): Redflex agrees to pay, declares, pays, announces an intention to make or declare, makes, or incurs a liability to pay or make, any distribution (whether by way of a dividend, capital reduction or otherwise and whether in cash or specie).

4	(Buy-back): Redflex or any member of the Redflex Group enters into a buy-back agreement or resolves to approve the terms of a buy-back agreement under the Corporations Act.
5

(Issuing or granting shares or options): Any member of the Redflex Group issues securities to any person, or grants an option over or a right to receive its securities to any person, or agrees to make such an issue or grant such an option or right, other than the issue of Shares upon the exercise of Performance Rights or Options which are on issue and outstanding as at the date of this agreement and which are detailed in Schedule 5 provided that the total number of Shares on both the Record Date and the Implementation Date does not exceed the Maximum Share Number.

6	(Disposal): Any member of the Redflex Group disposes, or agrees to dispose, of the whole or a substantial part of its business or property.
7

(Encumbrance): Any member of the Redflex Group grants, or agrees to grant, an Encumbrance over the whole or a substantial part of the business or property of the Redflex Group, other than a Permitted Encumbrance or in connection with the Redflex Group’s existing financing and security arrangements with Western Alliance Bank (including any increase to the Redflex Group’s existing facilities with Western Alliance Bank) on terms no less favorable than those fairly disclosed in the Due Diligence Materials.

8	(Constitution): Redflex adopts a new constitution or modifies or repeals its constitution or a provision of it.
9

(Restraint): A member of the Redflex Group enters into a contract or commitment which materially restrains a member of the Redflex Group (or, from the Implementation Date, the Verra Group) from competing with any person or conducting activities in the integrated traffic solutions market.

10	(Employees): Other than in the ordinary course of business, and except for the Agreed Bonus Payment, any member of the Redflex Group:
(a)	hires or terminates (save for serious misconduct) or makes a material change to the terms of the employment or engagement of any of its Key Personnel;
(b)	increases the remuneration of directors or employees;
(c)

accelerates the rights of any of its directors or employees to compensation or benefits of any kind (including under any Redflex executive or employee share plans), except as agreed with Verra (including pursuant to clause 4.6); or

(d)

pays any of its employees, officers or consultants a termination or retention payment (otherwise than in accordance with an existing contract in place at the date of this agreement or as required by law).

11	(Related party arrangements): A member of the Redflex Group enters into or resolves to enter into a transaction with any related party of Redflex (other than a related party which is a member of the Redflex Group) as defined in section 228 of the Corporations Act which would require shareholder approval under Chapter 2E of the Corporations Act or under Chapter 10 of the Listing Rules.
12

(New term debt): A member of the Redflex Group incurs or commits to additional indebtedness with any financier or refinances its existing facilities (and, for the avoidance of doubt, such indebtedness does not restrict ordinary course of business draw-downs on existing warehouse, working capital, merchant or overdraft facilities), other than any increase to the Redflex Group’s existing facilities with Western Alliance Bank (such increase not to exceed US$5 million) on terms no less favorable than those fairly disclosed in the Due Diligence Materials.

13	(Commitments and settlements): Other than in the ordinary course of business and consistent with past practice, any member of the Redflex Group:
(a)

enters into any contract or commitment involving revenue or expenditure of more than $2 million over the term of the contract or commitment (or $5 million in aggregate for all contracts or commitments over their term);

(b)

(without limiting the above) enters into any contract or commitment relating to the same matter or project involving revenue or expenditure which exceeds $2 million in aggregate over the term of the contract or commitment;

(c)

terminates or amends in a material manner any individual contract material to the conduct of the Redflex Group’s business or which involves revenue or expenditure of more than $2 million over the term of the contract or any number of contracts involving revenue or expenditure (in aggregate) of $5 million over the term of those contracts;

(d)	waives any material third party default where the financial impact of the waiver on the Redflex Group as a whole will be in excess of $1 million (individually or in aggregate); or
(e)

accepts as a settlement or compromise of a material Claim or dispute (relating to an amount in excess of $5 million) less than 90% of the full compensation due to Redflex or a member of the Redflex Group (unless based on advice of appropriate legal counsel and a determination by Redflex that it would be in the best interests of the member of the Redflex Group to accept such amount).

14	(Insolvency Event): Redflex or any of its Related Bodies Corporate suffers an Insolvency Event.

SCHEDULE 4 - TIMETABLE

The following timetable is indicative only and, amongst other things, is subject to consultation with ASX and others (e.g. Registry), Court availability and the Conditions being satisfied or waived.

Event	Indicative date
Redflex and Verra enter into Scheme Implementation Agreement The Scheme Implementation Agreement commits Redflex and Verra to the Proposed Transaction and sets out the terms of the Scheme.	22 January 2021
Announcement of Proposed Transaction Launch Announcement released on ASX.	22 January 2021 (following entry into Scheme Implementation Agreement)
Lodgement of draft Scheme Booklet with ASIC Redflex lodges the draft Scheme Booklet with ASIC for review (which takes a minimum of 14 days) prior to the First Court Hearing Date.	22 March 2021
First Court Hearing Date* Date of first Court hearing for Redflex to seek the Court’s approval to despatch the Scheme Booklet to Shareholders and convene the Scheme Meeting.	7 April 2021
Registration and despatch of Scheme Booklet Scheme Booklet is registered with ASIC and released on ASX. Scheme Booklet is printed and despatched to Shareholders.	7 April 2021 (after First Court Hearing Date)
Voting Record Date Time and date for determining eligibility of Shareholders to vote at the Scheme Meeting.	7.00pm on 5 May 2021
Scheme Meeting Shareholders attend the Scheme Meeting (likely by way of live webcast due to COVID-19 restrictions) and vote on whether to approve the Scheme.	7 May 2021

Following Shareholder approval of the Scheme:

Event	Indicative date
Second Court Hearing Date* Date of second Court hearing for approval of the Scheme. Court approval (and intention to lodge Court orders with ASIC) announced on ASX.	14 May 2021

Effective Date Court orders lodged with ASIC and “Effective Date” for Scheme announced on ASX. Last day for trading in Shares. Shares suspended from trading on ASX (from close of trading).	17 May 2021
Record Date Time and date for determining entitlements of Shareholders to receive Scheme Consideration.	7.00pm on 19 May 2021
Implementation Date Date of transfer of all Scheme Shares to Verra and payment of Scheme Consideration to Scheme Participants.	26 May 2021

*Subject to Court availability

SCHEDULE 5 - REDFLEX CAPITAL STRUCTURE

Security	Total number on issue	Maximum number of Shares to be issued on exercise
Shares	151,990,560	N/A
Performance Rights	3,809,846	3,809,846
Options	3,004,369	3,004,369
TOTAL	158,804,775	6,814,215

EXECUTION PAGES

Executed as an agreement

Executed in accordance with section 127 of the Corporations Act 2001 (Cth) by Redflex Holdings Limited: /s/ Robert DeVincenzi	/s/ Craig Richard Durham
Signature of director	Signature of company secretary
Robert DeVincenzi	Craig Richard Durham
Name of director (print)	Name of company secretary (print)

Executed by Verra Mobility Corporation in the presence of: /s/ Raphael Avraham	/s/ David Roberts
Signature of witness	Signature of authorised signatory
Raphael Avraham	David Roberts
Name of witness (print)	Name of authorised signatory (print)

By signing this document the witness states that they witnessed the signature of the signatory over audio visual link in accordance with s14G of the Electronic Transactions Act 2000 (NSW).

Execution pages – Scheme Implementation Agreement

ANNEXURE A - SCHEME OF ARRANGEMENT

SCHEME OF ARRANGEMENT

Redflex Holdings Limited (ACN 069 306 216)

The registered holders of fully paid ordinary shares in the capital of Redflex Holdings Limited as at the Record Date

KPMG Law

KPMG

International Towers Sydney 3

300 Barangaroo Avenue
Sydney  NSW  2000

ABN 78 399 289 481  |  DX1056 Sydney

Liability limited by a scheme approved under Professional Standards Legislation

Document Classification - [Category]

CONTENTS

1.DEFINITIONS AND INTERPRETATION3

2.RECITALS6

3.CONDITIONS7

4.SCHEME BECOMING EFFECTIVE8

5.IMPLEMENTATION OF SCHEME8

6.SCHEME CONSIDERATION8

7.DEALINGS IN SCHEME SHARES10

8.SUSPENSION AND TERMINATION OF QUOTATION OF SHARES11

9.GENERAL PROVISIONS11

10.GOVERNING LAW AND JURISDICTION14

11.SERVING DOCUMENTS14

SCHEME OF ARRANGEMENT

pursuant to section 411 of the Corporations Act 2001 (Cth)

PARTIES

Redflex Holdings Limited (ACN 069 306 216) of 31 Market Street, South Melbourne, VIC 3205, Australia (Redflex)

The registered holders of fully paid ordinary shares in the capital of Redflex as at the Record Date (Scheme Participants)

OPERATIVE PROVISIONS

1.	DEFINITIONS AND INTERPRETATION
1.1.	Definitions

The following definitions apply in this document, unless the context requires otherwise:

ASIC means the Australian Securities and Investments Commission.

ASX means ASX Limited (ABN 98 008 624 691) or the securities market which it operates, as the context requires.

ASX Settlement means ASX Settlement Pty Limited (ABN 49 008 504 532) as the holder of a licence to operate a clearing and settlement facility.

ASX Settlement Operating Rules means the operating rules of the clearing and settlement facility operated by ASX Settlement for the time being and from time to time, as modified by any express written exemption or waiver given by ASX or ASX Settlement.

Business Day means a day on which banks are open for general banking business in Mesa, Arizona, USA and Melbourne, Victoria, Australia (not being a Saturday, Sunday or public holiday in either of those places).

CHESS means the clearing house electronic sub-register system for the electronic transfer of securities operated by ASX Settlement.

Corporations Act means the Corporations Act 2001 (Cth).

Court means the Federal Court of Australia, or such other court of competent jurisdiction under the Corporations Act agreed to in writing by Verra and Redflex.

Deed Poll means the deed poll to be executed by Verra substantially in the form of Annexure B to the Implementation Agreement or otherwise agreed by Redflex and Verra pursuant to which Verra covenants in favour of Scheme Participants to perform obligations attributed to it under this Scheme, with such amendments as are approved in accordance with its terms.

Effective means the coming into effect, under section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) of the Corporations Act in relation to this Scheme, but in any event at no time before an office copy of the order of the Court is lodged with ASIC.

Effective Date means the date on which this Scheme becomes Effective.

Encumbrance means any security for the payment of money or performance of obligations, including a mortgage, charge, lien, pledge, trust, power or title retention or flawed deposit arrangement and any “security interest” as defined in sections 12(1) or 12(2) of the PPSA (as defined in the Implementation Agreement) or any agreement to create any of them or allow them to exist.

Implementation means the implementation of this Scheme in accordance with its terms on this Scheme becoming Effective.

Implementation Agreement means the scheme implementation agreement dated 22 January 2021 between Redflex and Verra under which, amongst other things, Redflex has agreed to propose this Scheme to Shareholders and each of Verra and Redflex has agreed to take certain steps to give effect to this Scheme.

Implementation Date means the date of Implementation, being the 5th Business Day after the Record Date, or such other date as Redflex and Verra may agree in writing.

NASDAQ means The NASDAQ Stock Market LLC.

Record Date means 7:00pm on the day which is two Business Days after the Effective Date, or any other date (after the Effective Date) agreed by Redflex and Verra to be the record date for the purpose of determining entitlements to receive the Scheme Consideration under this Scheme.

Redflex means Redflex Holdings Limited (ACN 069 306 216).

Register means the register of members of Redflex maintained by or on behalf of Redflex in accordance with section 168(1) of the Corporations Act.

Registered Address means, in relation to a Scheme Participant, the address of that Scheme Participant shown in the Register as at the Record Date.

Registry means the person operating the Register, being Computershare Investor Services Pty Limited (ACN 078 279 277).

Scheme means this scheme of arrangement between Redflex and Scheme Participants under which all of the Scheme Shares will be transferred to Verra (or a Verra Nominated Acquirer) under Part 5.1 of the Corporations Act as described in clause 5, in consideration for the provision of the Scheme Consideration to Scheme Participants, subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act to the extent they are approved in writing by each of Redflex and Verra in accordance with clause 3.1(c).

Scheme Consideration means the consideration payable under the terms of this Scheme for the transfer of Scheme Shares to Verra (or a Verra Nominated Acquirer), being an amount equal to $0.92 per Scheme Share held by a Scheme Participant on the Record Date.

Scheme Meeting means the meeting of Shareholders ordered by the Court to be convened under section 411(1) of the Corporations Act to consider approval of the Scheme Resolution and includes any meeting convened following any adjournment or postponement of that meeting.

Scheme Participant means a Shareholder registered in the Register as the holder of one or more Shares at the Record Date.

Scheme Resolution means a resolution of Shareholders to approve this Scheme under section 411(4)(a)(ii) of the Corporations Act.

Scheme Share means a Share held by a Scheme Participant as at the Record Date.

Scheme Transfer means, in relation to each Scheme Participant, a duly completed and executed instrument of transfer of the Scheme Shares held by that Scheme Participant for the purposes of section 1071B of the Corporations Act, which may be a master transfer of all the Scheme Shares.

Second Court Hearing Date means the first day on which an application made to the Court for an order under section 411(4)(b) of the Corporations Act approving this Scheme is heard or, if the application is adjourned for any reason, the day on which the adjourned application is heard.

Share means a fully paid ordinary share in the capital of Redflex.

Shareholder means a person entered in the Register as the holder of one or more Shares.

Sunset Date has the meaning given in the Implementation Agreement.

Trust Account means an Australian dollar denominated trust account operated by Redflex (or by the Registry on behalf of Redflex) to hold the Scheme Consideration on trust for the purpose of paying the Scheme Consideration to Scheme Participants in accordance with clause 6.2.

Verra means Verra Mobility Corporation.

Verra Nominated Acquirer has the meaning given in clause 2.3 of the Implementation Agreement.

1.2.	Interpretation

In the interpretation of this document, the following provisions apply unless the context otherwise requires:

(a)	The singular includes the plural and conversely.
(b)	A gender includes all genders.
(c)	If a word or phrase is defined, its other grammatical forms have a corresponding meaning.
(d)	A reference to a “person” includes an individual, a body corporate, a corporation, trust, partnership, unincorporated body or any other entity or organisation.
(e)

A reference to a clause, schedule, annexure or party is a reference to a clause of, and a schedule, annexure or party to, this document and references to this document include any schedules and annexures.

(f)

A reference to an agreement or document (including a reference to this document) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this document or that other agreement or document.

(g)	A reference to a person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns.
(h)

A reference to legislation (including subordinate legislation) or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(i)	A reference to writing includes any method of representing or reproducing words, figures, drawings or symbols in a visible and tangible form (and includes a communication by electronic mail).
(j)	A reference to $ or A$ is to the lawful currency of Australia.
(k)	A reference to time is a reference to time in Melbourne, Australia.
(l)	A period of time starting from a given day or the day of an act or event is to be calculated exclusive of that day.
(m)	If a party must do something under this document on or by a given day and it is done after 5:00pm on that day, it is taken to be done on the next day.

(n)	The meaning of general words is not limited by specific examples introduced by including, for example, or similar expressions.
(o)	Headings (including those in brackets at the beginning of paragraphs) are for convenience only and do not affect the interpretation of this document.
(p)	If the day on or by which a person must do something under this Scheme is not a Business Day, the person must do it on or by the next Business Day.
2.	RECITALS
2.1.	Redflex

Redflex:

(e)	is a public company limited by shares incorporated in Australia and its registered office is located at 31 Market Street, South Melbourne, Victoria 3205, Australia;
(f)	is admitted to the official list of ASX and its shares are quoted on ASX; and
(g)	as at the date of the Implementation Agreement, has the capital structure set out in Schedule 5 of the Implementation Agreement.
2.2.	Verra

Verra:

(a)

is a public corporation formed under the laws of Delaware in the United States of America and its principal business address is located at 1150 North Alma School Road, Mesa, Arizona 85201, United States of America; and

(b)	is admitted to NASDAQ and its securities are quoted on NASDAQ.
2.3.	Implementation Agreement and Deed Poll
(a)

Redflex and Verra have entered into the Implementation Agreement which sets out the terms on which Redflex has agreed to propose this Scheme to Shareholders, and each of Redflex and Verra has agreed to take certain steps to give effect to this Scheme.

(b)

This Scheme attributes actions to Verra but does not itself impose an obligation on Verra to perform those actions.  Verra has executed the Deed Poll in favour of each Scheme Participant, pursuant to which it has covenanted, subject to this Scheme becoming Effective, to perform (or procure the performance of) obligations attributed to it under this Scheme, including to provide the Scheme Consideration, in accordance with the terms of this Scheme.

2.4.	Effect of this Scheme

If this Scheme becomes Effective:

(a)

in consideration of the transfer of each Scheme Share to Verra (or a Verra Nominated Acquirer), Redflex must provide or procure the provision of the Scheme Consideration to each Scheme Participant in accordance with the terms of this Scheme and the Deed Poll;

(b)	all of the Scheme Shares and all of the rights and entitlements attaching to them will be transferred to Verra (or a Verra Nominated Acquirer) on the Implementation Date; and
(c)

Redflex will enter the name and address of Verra (or a Verra Nominated Acquirer) in the Register as the holder of the Scheme Shares transferred to Verra (or a Verra Nominated Acquirer) in accordance with the terms of this Scheme, subject to and in accordance with the provisions of this Scheme.

3.	CONDITIONS
3.1.	Conditions precedent to Implementation

This Scheme is conditional upon, and will have no force or effect until, the satisfaction of each of the following conditions precedent:

(a)	as at 8.00am on the Second Court Hearing Date, neither the Implementation Agreement nor the Deed Poll have been terminated in accordance with their terms;
(b)

as at 8:00am on the Second Court Hearing Date, each of the conditions precedent set out in clause 3.1 of the Implementation Agreement (other than the condition precedent relating to the approval of the Court set out in clause 3.1(f)) has been satisfied or (to the extent they can be) waived in accordance with the terms of the Implementation Agreement;

(c)

the Court makes orders approving this Scheme under section 411(4)(b) of the Corporations Act, including with such alterations made or required by the Court under section 411(6) of the Corporations Act as are acceptable to Redflex and Verra;

(d)	such other conditions made or required by the Court under section 411(6) of the Corporations Act in relation to this Scheme as are acceptable to Redflex and Verra have been satisfied; and
(e)

the orders of the Court made under section 411(4)(b) (and, if applicable, section 411(6)) of the Corporations Act approving this Scheme come into effect, pursuant to section 411(10) of the Corporations Act, and the provisions of clauses 4, 5, 6, 7 and 8 will not come into effect unless and until each of these conditions precedent in this clause 3.1 has been satisfied.

3.2.	Certificate in relation to conditions precedent

On the Second Court Hearing Date:

(a)

Redflex must provide to the Court a certificate (or such other evidence as the Court may request) confirming (in respect of matters within its knowledge) whether or not as at 8:00am on the Second Court Hearing Date the conditions precedent set out in clauses 3.1(c), 3.1(d), 3.1(e) and clauses 3.1(h) to 3.1(l) of the Implementation Agreement have been satisfied or (to the extent they can be) waived and whether or not, to the best of its knowledge, the condition precedent set out in clause 3.1(g) of the Implementation Agreement has been satisfied or (to the extent it can be) waived.

(b)

Verra must provide to Redflex a certificate for Redflex to provide to the Court (or such other evidence as the Court may request) confirming (in respect of matters within its knowledge) whether or not as at 8:00am on the Second Court Hearing Date the conditions precedent set out in clauses 3.1(a), 3.1(b), 3.1(c) and 3.1(m) of the Implementation Agreement have been satisfied or (to the extent they can be) waived and whether or not, to the best of its knowledge, the condition precedent set out in clause 3.1(g) of the Implementation Agreement has been satisfied or (to the extent it can be) waived.

(c)

The giving of a certificate by each of Redflex and Verra under clause 3.2(a) and 3.2(b) respectively will, in the absence of manifest error, be conclusive evidence of whether the conditions precedent referred to in the certificate have been satisfied or waived as at 8:00am on the Second Court Hearing Date.

4.	SCHEME BECOMING EFFECTIVE
4.1.	Effective Date

Subject to clause 4.2, this Scheme takes effect pursuant to section 411(10) of the Corporations Act on and from the Effective Date.

4.2.	Sunset Date

This Scheme will lapse and be of no further force or effect if:

(a)	the Effective Date has not occurred on or before the Sunset Date; or
(b)	the Implementation Agreement or the Deed Poll is terminated in accordance with its terms,

unless Redflex and Verra otherwise agree in writing.

5.	IMPLEMENTATION OF SCHEME
5.1.	Lodgement of Court order

If the conditions precedent set out in clause 3.1 are satisfied (other than the condition precedent set out clause 3.1(e)), Redflex must lodge with ASIC in accordance with section 411(10) of the Corporations Act an office copy of the Court order under section 411(4)(b) approving this Scheme as soon as possible and, in any event, by no later than 5:00pm on the first Business Day after the day on which the Court approves this Scheme (or such later date as Verra may agree in writing).

5.2.	Transfer and registration of Scheme Shares

Subject to this Scheme becoming Effective and Verra having satisfied its obligations in clause 6.2, on the Implementation Date, all of the Scheme Shares, together with all rights and entitlements attaching to them at the Implementation Date, will be transferred to Verra (or a Verra Nominated Acquirer), without the need for any further act by any Scheme Participant (other than acts performed by Redflex or any of its directors and officers as attorney and agent for Scheme Participants under clause 9.1), by Redflex (or by the Registry on behalf of Redflex) effecting a valid transfer or transfers of the Scheme Shares to Verra (or a Verra Nominated Acquirer) under section 1074D of the Corporations Act or, if that procedure is not available for any reason, by:

(a)

Redflex delivering to Verra for execution a duly completed Scheme Transfer to transfer all of the Scheme Shares to Verra (or a Verra Nominated Acquirer), duly executed by Redflex (or any of its directors and officers) as the attorney and agent of each Scheme Participant as transferor under clause 9.1;

(b)	Verra executing (or procuring a Verra Nominated Acquirer to execute) the Scheme Transfer as transferee and delivering it to Redflex for registration; and
(c)

Redflex (as soon as practicable after receipt of the Scheme Transfer under clause 5.2(b)) entering, or procuring the entry of, the name and address of Verra (or a Verra Nominated Acquirer) in the Register as the holder of all of the Scheme Shares transferred to Verra (or a Verra Nominated Acquirer) in accordance with the terms of this Scheme.

6.	SCHEME CONSIDERATION
6.1.	Entitlement to Scheme Consideration

On the Implementation Date, subject to the terms of this Scheme, each Scheme Participant will be entitled to the Scheme Consideration for each Scheme Share held by that Scheme Participant.

6.2.	Provision of Scheme Consideration

Subject to the conditions precedent in clause 3.1 being satisfied, Verra must deposit (or procure the deposit of) in cleared funds into the Trust Account an amount equal to the aggregate amount of the Scheme Consideration payable to Scheme Participants, with such amount to be received in the Trust Account by no later than 12:00pm on the Business Day before the Implementation Date and with such amount to be held by Redflex on trust for the purpose of paying the Scheme Consideration to Scheme Participants who are entitled to receive it pursuant to clause 6.3(a).

6.3.	Payment to Scheme Participants
(a)

On the Implementation Date, subject to Verra having satisfied its obligations in clause 6.2, Redflex must pay or procure the payment, from the Trust Account, to each Scheme Participant the Scheme Consideration to which that Scheme Participant is entitled under this clause 6.

(b)	The obligations of Redflex under clauses 2.4(a) and 6.3(a) will be satisfied by Redflex (in its absolute discretion) doing any of the following at its election:
(i)

where a Scheme Participant has, before the Record Date, made a valid election in accordance with the requirements of the Registry to receive dividend payments from Redflex by electronic funds transfer to a bank account nominated by the Scheme Participant, paying, or procuring the payment of, the relevant amount in Australian currency by electronic means in accordance with that election; or

(ii)

otherwise, whether or not the Scheme Participant has made an election referred to in clause 6.3(b)(i), despatching, or procuring the despatch of, a cheque for the relevant amount in Australian currency to the Scheme Participant by prepaid post to their Registered Address, such cheque being drawn in the name of the Scheme Participant (or in the case of joint holders, in accordance with the procedures set out in clause 6.4), for the relevant amount.

6.4.	Joint holders

In the case of Scheme Shares held in joint names:

(a)	any Scheme Consideration will be paid to the holder whose name appears first in the Register as at the Record Date; and
(b)

any other document required to be sent under this Scheme will be forwarded to either, at the sole discretion of Redflex, the holder whose name appears first in the Register as at the Record Date or to the joint holders.

6.5.	Fractional entitlements

Where the calculation of the Scheme Consideration to be paid to a Scheme Participant would result in the Scheme Participant becoming entitled to a fraction of a cent in cash, that fractional entitlement will be rounded down to the nearest whole cent.

6.6.	Unclaimed monies
(a)	Redflex may cancel a cheque or electronic funds transfer issued under this clause 6 if the cheque or electronic funds transfer:
(i)	is returned to Redflex or the Registry; or
(ii)	in the case of a cheque, has not been presented for payment within six months after the date on which the cheque was sent.
(b)

During the period of 12 months commencing on the Implementation Date, on request in writing from a Scheme Participant to Redflex or the Registry (which request may not be made until the date which is 20 Business Days after the Implementation Date), Redflex must reissue a cheque or electronic funds transfer that was previously cancelled under this clause 6.6.

(c)	The Unclaimed Money Act 2008 (Vic) will apply in relation to any Scheme Consideration which becomes ‘unclaimed money’ (as defined in the Unclaimed Money Act 2008 (Vic)).
6.7.	Remaining monies (if any) in Trust Account

To the extent that, following satisfaction of Verra’s and Redflex’s obligations under the other provisions of this clause 6, there is a surplus in the Trust Account, then that surplus (less any bank fees and related charges) shall be paid by Redflex (or by the Registry on Redflex’s behalf) to Verra.

6.8.	Orders of a court
(a)	If written notice is given to Redflex (or the Registry) of an order or direction made by a court of competent jurisdiction that:
(i)

requires payment to be provided to a third party of a sum in respect of Scheme Shares held by a particular Scheme Participant, which would otherwise be payable to that Scheme Participant by Redflex in accordance with this clause 6, then Redflex may procure compliance with that order or direction; or

(ii)

prevents Redflex from providing all or part of the Scheme Consideration to any particular Scheme Participant in accordance with this clause 6, or the payment of such consideration is otherwise prohibited by applicable law, Redflex may retain the relevant part of the Scheme Consideration to which that Scheme Participant would otherwise have been entitled to receive pursuant to this clause 6 until such time as provision of that part of the Scheme Consideration to that Scheme Participant is permitted by that order or direction or otherwise by law.

(b)

To the extent that amounts are so deducted or withheld in accordance with clause 6.8(a), such deducted or withheld amounts will be treated for all purposes under this Scheme as having been paid to the person in respect of which such deduction and withholding was made, provided that such deducted or withheld amounts are actually remitted as required.

7.	DEALINGS IN SCHEME SHARES
7.1.	Determination of Scheme Participants
(a)	Each Scheme Participant will be entitled to participate in this Scheme.
(b)	For the purpose of establishing the persons who are Scheme Participants, dealings in Shares will only be recognised by Redflex provided that:
(i)	in the case of dealings of the type to be effected using CHESS, the transferee is registered in the Register as the holder of the relevant Shares on or before the Record Date; and
(ii)	in all other cases, registrable transfers or transmission applications in respect of those dealings are received by the Registry on or before the Record Date.
(c)	Redflex must register registrable transfers or transmission applications of the kind referred to in clause 7.1(b)(ii) on or by the Record Date.
(d)

Redflex will not accept for registration, nor recognise for any purpose, any transfer or transmission application in respect of Shares received after the Record Date, or received prior to the Record Date but not in actionable or registrable form (as appropriate), other than the transfers contemplated by clause 5.2.

7.2.	Maintenance of the Register

Redflex must, until the Scheme Consideration has been provided and the name and address of Verra (or a Verra Nominated Acquirer) has been entered in the Register as holder of all of the Scheme Shares, maintain, or procure the maintenance of, the Register in accordance with this clause 7.  The Register in this form and the terms of this Scheme will solely determine entitlements to the Scheme Consideration.

7.3.	Effect of share certificates and holding statements

Subject to provision of the Scheme Consideration and registration of the transfer of Scheme Shares to Verra (or a Verra Nominated Acquirer) in accordance with the terms of this Scheme, from the Record Date (other than for Verra (or a Verra Nominated Acquirer) and its successors in title on and from the Implementation Date), all certificates and holding statements for Scheme Shares will cease to have effect as documents of title in respect of those Scheme Shares.  After the Record Date (and other than for Verra (or a Verra Nominated Acquirer) and its successors in title on and from the Implementation Date), each entry into the Register as at the Record Date relating to Scheme Shares will cease to have any effect other than as evidence of the entitlements of Scheme Participant to the Scheme Consideration in respect of those Scheme Shares.

7.4.	Information to be made available to Verra

Redflex must procure that, as soon as reasonably practicable (and, in any event, within 3 Business Days) after the Record Date, details of the names, registered addresses and holdings of Shares of every Scheme Participant as shown in the Register as at the Record Date are made available to Verra in such form as Verra may reasonably require.

7.5.	No disposals after Record Date

If this Scheme becomes Effective, each Scheme Participant (and any person claiming through that holder) must not dispose of, or purport or agree to dispose of, any Scheme Shares or any interest in them after the Record Date (other than a transfer to Verra (or a Verra Nominated Acquirer) in accordance with this Scheme and any subsequent transfers by Verra (or a Verra Nominated Acquirer) or its successors in title), and any attempt to do so will be void and have no legal effect and Redflex shall be entitled to disregard any such disposal, purported disposal or agreement.

8.	SUSPENSION AND TERMINATION OF QUOTATION OF SHARES

Redflex will:

(a)	apply to ASX for the suspension of trading of Shares on ASX with effect from the close of trading on the ASX on the Effective Date; and
(b)

if this Scheme has been fully implemented in accordance with its terms, if directed by Verra, apply to ASX for termination of official quotation of Shares on ASX and to have Redflex removed from the official list of ASX with effect on a Business Day (after the Implementation Date) nominated by Verra (including lodging a request for removal with ASX before the Implementation Date) and subject to Redflex and Verra satisfying any conditions reasonably required by ASX for it to act on that request.

9.	GENERAL PROVISIONS
9.1.	Appointment of Redflex as agent and attorney

Each Scheme Participant, without the need for any further action by that Scheme Participant, irrevocably appoints Redflex and each of the directors and officers of Redflex, jointly and severally, as its attorney and agent for the purposes of doing all things and executing all deeds, instruments, transfers and other documents that may be necessary or desirable to give full effect to this Scheme and the transactions contemplated by it, including:

(a)	in the case of Scheme Shares in a CHESS holding:
(i)	causing a message to be transmitted to ASX Settlement in accordance with the ASX Settlement Operating Rules so as to transfer the Scheme Shares held by the

Scheme Participant from the CHESS sub-register of Redflex to the issuer sponsored sub-register operated by Redflex or the Registry at any time after Verra has provided (or procured the provision of) the Scheme Consideration which is due under this Scheme to Scheme Participants; and

(ii)	completing and signing on behalf of Scheme Participants any required form of transfer of Scheme Shares;
(b)	in the case of Scheme Shares registered in the issuer sponsored sub-register operated by Redflex or the Registry, completing and signing on behalf of Scheme Participants any required form of transfer;
(c)

in all cases, executing any document or doing any other act necessary or desirable to give full effect to this Scheme and the transactions contemplated by it, including the execution and delivery of documents required to give effect to the transfers contemplated under clause 5.2; and

(d)	enforcing the Deed Poll against Verra,

and Redflex accepts such appointment.  Redflex, as agent and attorney of each Scheme Participant, may sub delegate its functions, authorities or powers under this clause 9.1 to all or any of its directors and officers (jointly, severally, or jointly and severally).

9.2.	Scheme Participant’s agreement and consent

Under this Scheme, each Scheme Participant:

(a)

irrevocably agrees to the transfer of its Scheme Shares, together with all rights and entitlements attaching to them, to Verra (or a Verra Nominated Acquirer) in accordance with the terms of this Scheme; and

(b)	agrees to the variation, cancellation or modification (if any) of the rights attached to its Shares constituted by or resulting from this Scheme,

without the need for any further act by that Scheme Participant.

9.3.	Warranty by Scheme Participants

Each Scheme Participant warrants to Verra, and is deemed to have appointed and authorised Redflex as that Scheme Participant’s agent and attorney to warrant to Verra, that:

(a)

all of its Scheme Shares (including any rights and entitlements attaching to them) transferred to Verra (or a Verra Nominated Acquirer) under this Scheme will, on the date of the transfer, be free from all Encumbrances;

(b)	all of its Scheme Shares will be fully paid on the date of transfer; and
(c)	it has full power and capacity to sell and transfer its Scheme Shares (including all rights and entitlements attaching to them) to Verra (or a Verra Nominated Acquirer) under this Scheme.
9.4.	Transfer free of Encumbrances

To the extent permitted by law, all Scheme Shares (including any rights and entitlements attaching to those shares) which are transferred to Verra (or a Verra Nominated Acquirer) under this Scheme will, at the date of the transfer of them to Verra (or a Verra Nominated Acquirer), vest in Verra (or a Verra Nominated Acquirer) free from all Encumbrances and interests of third parties of any kind, whether legal or otherwise, and free from any restrictions on transfer of any kind not referred to in this Scheme.

9.5.	Title to Scheme Shares

On and from the Implementation Date, subject to provision of the Scheme Consideration, Verra (or a Verra Nominated Acquirer) will be beneficially entitled to all of the Scheme Shares pending registration by Redflex of Verra (or a Verra Nominated Acquirer) in the Register as the holder of all of the Scheme Shares.

9.6.	Appointment of Verra as sole proxy

Subject to provision of the Scheme Consideration in the manner contemplated by clause 6.2, on and from the Implementation Date, until Redflex registers Verra (or a Verra Nominated Acquirer) in the Register as the holder of all of the Scheme Shares, each Scheme Participant:

(a)

is deemed to have irrevocably appointed Redflex as attorney and agent (and directs Redflex in such capacity) to appoint Verra and each of its directors, officers and any secretary or agent nominated by Verra from time to time (jointly and each of them individually) as its sole proxy and, where applicable, corporate representative, to attend shareholders’ meetings of Redflex, exercise the votes attached to the Scheme Shares registered in its name and sign any shareholders’ resolutions of Redflex, whether in person, by proxy or by corporate representative;

(b)	must not itself attend or vote at any shareholders’ meetings of Redflex, or sign any resolutions, whether in person, by proxy or by corporate representative, other than under this clause 9.6;
(c)	must take all other actions in the capacity of the registered holder of Scheme Shares as Verra reasonably directs; and
(d)

acknowledges and agrees that in exercising the powers referred to in clause 9.6(a), Verra and any director, officer, secretary or agent nominated under clause 9.6(a) may act in the best interests of Verra as the intended registered holder of the Scheme Shares.

Redflex undertakes in favour of each Scheme Participant that it will appoint Verra and each of its directors, officers and any secretary or agent nominated by Verra from time to time (jointly and each of them individually) as that Scheme Participant’s proxy or, where applicable, corporate representative in accordance with clause 9.6(a) of this Scheme.

9.7.	Scheme alterations and conditions

If the Court proposes to approve this Scheme subject to any alterations or conditions, Redflex may, by its counsel or solicitors, and with the consent of Verra, consent to those alterations or conditions on behalf of all persons concerned, including, for the avoidance of doubt, all Scheme Participants.  Each Scheme Participant agrees to any such alterations or conditions which Redflex consents to under this clause 9.7.

9.8.	No liability when acting in good faith

Each Scheme Participant agrees that neither Redflex nor Verra, nor any of their respective officers or agents, will be liable for anything done or omitted to be done in the performance of this Scheme or the Deed Poll in good faith.

9.9.	Effect of Scheme

This Scheme binds Redflex and all Scheme Participants (including those who do not attend the Scheme Meeting, do not vote at the Scheme Meeting or vote against this Scheme) and, to the extent of any inconsistency and to the extent permitted by law, overrides the constitution of Redflex.

9.10.	Consent

Each Scheme Participant consents to Redflex and Verra doing all things necessary or expedient for or incidental to the implementation of this Scheme.

9.11.	Notices

Where a notice, transfer, transmission application, direction or other communication referred to in this Scheme is sent by post to Redflex, it is deemed to have been received on the date (if any) on which it is actually received at Redflex’s registered office or at the place where the Register is kept and on no other date.

9.12.	Omission to give notice

The accidental omission to give notice of the Scheme Meeting or non-receipt of such notice by any Shareholder will not, unless so ordered by the Court, invalidate the Scheme Meeting or any proceedings of the Scheme Meeting.

9.13.	Further assurances
(a)

Each party must at its own expense, whenever requested by the other party, promptly do or, to the extent reasonably practicable, arrange for others to do everything, including executing all documents, reasonably necessary or desirable to give full effect to this Scheme and the transactions contemplated by it.

(b)	Without limiting Redflex’s other powers under this Scheme, Redflex has power to do all things that it considers necessary or desirable to give effect to this Scheme and the Implementation Agreement.
9.14.	Costs and stamp duty

Subject to the terms of the Implementation Agreement, Redflex will pay the costs of this Scheme, except that Verra will pay (or procure the payment of) any stamp duty and any related fines, penalties or interest payable on or in connection with the transfer by Scheme Participants of the Scheme Shares to Verra (or a Verra Nominated Acquirer) pursuant to this Scheme (other than to the extent that any fines, penalties or interest have been imposed as a consequence of delay by Redflex).

10.	GOVERNING LAW AND JURISDICTION

This Scheme is governed by the laws of New South Wales, Australia.  The parties irrevocably submit to the non-exclusive jurisdiction of its courts and courts of appeal from them.  The parties will not object to the exercise of jurisdiction by those courts on any basis.

11.	SERVING DOCUMENTS

Without preventing any other method of service, any document in an action in connection with this document may be served on Redflex by being delivered or left at Redflex’s address set out in the ‘Parties’ section of this document.

ANNEXURE B - DEED POLL

DEED POLL

Verra Mobility Corporation

In favour of each registered holder of fully paid ordinary shares in Redflex Holdings Limited (ACN 069 306 216) as at the Record Date

KPMG Law

KPMG

International Towers Sydney 3

300 Barangaroo Avenue
Sydney  NSW  2000

ABN 78 399 289 481  |  DX1056 Sydney

Liability limited by a scheme approved under Professional Standards Legislation

CONTENTS

1.DEFINITIONS AND INTERPRETATION1

2.CONDITIONS AND TERMINATION2

3.PERFORMANCE OF OBLIGATIONS GENERALLY2

4.PROVISION OF SCHEME CONSIDERATION2

5.REPRESENTATIONS AND WARRANTIES3

6.CONTINUING OBLIGATIONS3

7.NOTICES3

8.GENERAL4

9.GOVERNING LAW AND JURISDICTION5

EXECUTION PAGES6

PARTIES

Verra Mobility Corporation of 1150 North Alma School Road, Mesa, Arizona 85201, United States of America (Verra)

In favour of each registered holder of fully paid ordinary shares in Redflex Holdings Limited (ACN 069 306 216) (Redflex) as at the Record Date (Scheme Participant)

RECITALS

A.	Verra and Redflex have entered into the Implementation Agreement.
B.

Redflex has agreed in the Implementation Agreement to propose the Scheme, pursuant to which, subject to the satisfaction or (where applicable) the waiver of certain conditions precedent, Verra (or a Verra Nominated Acquirer) will be transferred all of the Scheme Shares, together with all rights and entitlements attaching to the Scheme Shares.

C.

Verra has agreed in the Implementation Agreement to provide (or procure the provision of) the Scheme Consideration to Scheme Participants in accordance with the terms of the Scheme in consideration of the transfer to Verra (or a Verra Nominated Acquirer) of the Scheme Shares under the terms of the Scheme.

D.	Verra is entering into this deed poll for the purpose of covenanting in favour of Scheme Participants to perform obligations attributed to it under the Scheme.

OPERATIVE PROVISIONS

1.	DEFINITIONS AND INTERPRETATION
1.1.	Definitions

Unless the contrary intention appears, these meanings apply:

Implementation Agreement means the scheme implementation agreement dated 22 January 2021 between Redflex and Verra under which, amongst other things, Redflex has agreed to propose the Scheme to Shareholders and each of Verra and Redflex has agreed to take certain steps to give effect to the Scheme.

Scheme means the proposed scheme of arrangement between Redflex and Scheme Participants under Part 5.1 of the Corporations Act, under which all of the Scheme Shares will be transferred to Verra (or a Verra Nominated Acquirer) as described in the scheme, in consideration for the provision of the Scheme Consideration to Scheme Participants, subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act to the extent they are approved in writing by each of Redflex and Verra in accordance with the scheme.

All other words and phrases used in this deed poll have the same meaning as given to them in the Scheme when used in this deed poll, unless the context makes it clear that a definition is not intended to apply or the relevant term is otherwise defined in this deed poll.

1.2.	Interpretation

The provisions of clause 1.2 (“Interpretation”) of the Scheme form part of this deed poll as if set out in full in this deed poll, except that references to ‘this document’ in those provisions are to be read as references to ‘this deed poll’.

1.3.	Nature of this deed poll

Verra acknowledges that:

(a)	this document is a deed poll and may be relied on and enforced by any Scheme Participant in accordance with its terms even though the Scheme Participants are not a party to it; and
(b)

under the Scheme, each Scheme Participant irrevocably appoints Redflex and each of its directors and officers, jointly and severally, as its agent and attorney to enforce this document against Verra on behalf of the Scheme Participant.

2.	CONDITIONS AND TERMINATION
2.1.	Conditions precedent

The obligations of Verra under clause 4 in relation to the Scheme are subject to the Scheme becoming Effective.

2.2.	Termination

Verra’s obligations under this deed poll will automatically terminate and the terms of this deed poll will be of no further force or effect if:

(a)	the Implementation Agreement is terminated in accordance with its terms prior to the Effective Date; or
(b)	the Scheme has not become Effective on or before the Sunset Date,

unless Redflex and Verra otherwise agree in writing.

2.3.	Consequences of termination

If this deed poll is terminated under clause 2.2, then, in addition and without prejudice to any other rights, powers or remedies available to it:

(a)	Verra is released from having to further perform its obligations under this deed poll, except those obligations under clause 8.1; and
(b)

each Scheme Participant retains any rights, powers or remedies that the Scheme Participant has against Verra in respect of any breach of its obligations under this deed poll that occurred before termination of this deed poll.

3.	PERFORMANCE OF OBLIGATIONS GENERALLY

Subject to clause 2, Verra undertakes to each Scheme Participant to perform the actions attributed to it, and to fulfil its obligations, under the Scheme and to do all acts and things necessary or desirable on its part to give full effect to the Scheme, as if it were a party to the Scheme.

4.	PROVISION OF SCHEME CONSIDERATION
4.1.	Scheme Consideration

Subject to clause 2, Verra undertakes in favour of the Scheme Participants that in consideration of the transfer to Verra (or a Verra Nominated Acquirer) of all of the Scheme Shares, it will provide (or procure the provision of) to each Scheme Participant the Scheme Consideration in accordance with the Scheme, subject to and in accordance with the terms of the Scheme.

4.2.	Provision of Scheme Consideration

Verra’s obligation under clause 4.1 will be satisfied by Verra, no later than 12:00pm on the Business Day before the Implementation Date, depositing (or procuring the deposit of) in cleared funds an amount equal to the aggregate amount of the Scheme Consideration payable to all Scheme Participants into the Trust Account (except that the amount of any interest on the amount deposited will be to Verra’s account).

5.	REPRESENTATIONS AND WARRANTIES

Verra represents and warrants in favour of each Scheme Participant that:

(a)	(Status): Verra is a corporation duly incorporated and validly existing under the laws of the place of its incorporation.
(b)	(Power and capacity): Verra has the power and capacity to enter into and perform its obligations under this deed poll and to carry out the transactions contemplated by this deed poll.
(c)

(Corporate authorisations): Verra has taken all necessary corporate action to authorise the entry into and performance of this deed poll by it and to carry out the transactions contemplated by this deed poll.

(d)	(Document binding): This deed poll is Verra’s valid and binding obligation enforceable in accordance with its terms.
(e)	(Transactions permitted): The execution and performance by Verra of this deed poll and each transaction contemplated by this deed poll does not and will not violate any provision of:
(i)	a law or treaty or a judgment, ruling, order or decree of a Government Agency (as defined in the Implementation Agreement) binding on or applicable to it or its assets;
(ii)	its constitution, by-laws, certificate of incorporation or other constituent documents or cause a limitation on its powers or the powers of its directors to be exceeded; or
(iii)	so far as Verra is aware, any document or obligation binding on or applicable to Verra.
6.	CONTINUING OBLIGATIONS

Subject to clause 8.2, this deed poll is irrevocable and, subject to clause 2, remains in full force and effect until the earlier of:

(a)	Verra having fully performed its obligations under this deed poll; and
(b)	the termination of this deed poll under clause 2.2.
7.	NOTICES
7.1.	How to give notice

Any notice, demand, consent or other communication (Notice) given to Verra under or in connection with this deed poll:

(a)	must be in writing and signed by a person duly authorised by the sender; and
(b)	must be delivered to the intended recipient by hand, prepaid post or by email to that person’s address or email address set out in clause 7.3.
7.2.	When notice is given

Any Notice given or made under this deed poll will be taken to be received:

(d)	in the case of delivery by hand, when delivered at the relevant address;
(e)

in the case of delivery by post, three Business Days after the date of posting (if posted to an address in the same country) and seven Business Days after the date of posting (if posted to an address outside of the same country); and

(f)

in the case of email, when sent by the sender (as recorded on the device from which the sender sent the email) unless the sender receives a delivery failure notification indicating that the email has not been delivered to the addressee, but if the result is that a Notice would be taken to be received on a day that is not a Business Day in the place to which the Notice is sent or is later than 5.00pm (local time), it will be taken to have been duly given or made at 9.00am on the next Business Day in that place.

7.3.	Address for notices

The address and email address of Verra are set out below (or as Verra otherwise notifies):

Address:	1150 North Alma School Road, Mesa, Arizona 85201, United States of America
Email address:	Rebecca.Collins@verramobility.com
Attention:	Rebecca Collins

and copy to:

King & Wood Mallesons

Address:Level 61, 1 Farrer Place, Sydney, NSW 2000

Email address:Lee.Horan@au.kwm.com

Attention:Lee Horan

8.	GENERAL
8.1.	Costs and duty
(a)

Verra must bear its own costs arising out of the negotiation, preparation and execution of this deed poll, the performance of this deed poll and each transaction effected by or made under this deed poll.

(b)

All duty (including stamp duty and any fines, penalties and interest) payable on or in connection with this deed poll, the performance of this deed poll and each transaction effected by or made under this deed poll (including any instrument executed under this deed poll) must be borne by Verra.

(c)	Verra must indemnify each Scheme Participant against any liability arising from a failure to comply with clause 8.1(b).
8.2.	Amendment or variation

No amendment or variation of this deed poll is valid or binding unless:

(a)	if before the First Court Hearing Date, the amendment or variation is agreed to by Redflex in writing;
(b)

if on or after the First Court Hearing Date but before the Second Court Hearing Date, the amendment or variation is agreed in writing by Redflex (on behalf of each Scheme Participant, but without the need for Redflex to refer the amendment or variation to any Scheme Participant) and (if required) is approved by the Court; or

(c)

if on or after the Second Court Hearing Date, the amendment or variation is agreed in writing by Redflex (on behalf of each Scheme Participant, but without the need for Redflex to refer the amendment or variation to any Scheme Participant) and is approved by the Court, and Verra executes a further deed poll in favour of each Scheme Participant giving effect to that amendment or variation.

8.3.	Remedies cumulative

The rights, powers and remedies of Verra and of each Scheme Participant under this deed poll are in addition to, and do not exclude or limit, any right, power or remedy provided by law independently of this deed poll.

8.4.	Assignment

The rights and obligations of Verra and of each Scheme Participant under this deed poll are personal and they cannot be assigned, encumbered or otherwise dealt with at law or in equity and no person may attempt, or purport, to do so without the prior written consent of Redflex and Verra.

8.5.	Further assurances

Verra will, on its own behalf and, to the extent authorised by the Scheme, on behalf of each Scheme Participant, do all things and execute all deeds, instruments, transfers or other documents as may be reasonably necessary to give full effect to the provisions of this deed poll and the transactions contemplated by it.

8.6.	No waiver

In relation to this deed poll:

(a)

a failure to exercise or enforce or a delay in exercising or enforcing or the partial exercise or enforcement of any right, power or remedy provided by law or under this deed poll by any party will not in any way preclude, or operate as a waiver of, any exercise or enforcement, or further exercise or enforcement of that or any other right, power or remedy provided by law or under this deed poll;

(b)	no waiver of a breach of any term of this deed poll will operate as a waiver of another breach of that term or of a breach of any other term of this deed poll;
(c)	nothing in this deed poll obliges a party to exercise a right to waive any conditional term of this deed poll that may be in its power; and
(d)	a provision of or right under this deed poll may not be waived except in writing signed by the person granting the waiver.
8.7.	Process agent

Without preventing any method of service allowed under any relevant law, Verra irrevocably appoints Dabserv Corporate Services Pty Ltd of Level 61, Governor Phillip Tower, 1 Farrer Place, Sydney NSW 2000 to receive on its behalf service of process issued out of the courts of New South Wales, Australia or courts exercising jurisdiction in New South Wales in relation to any dispute, claim, legal action or proceeding arising out of or in any way related to this deed and related non-contractual matters, and agrees that service of any process or documents on the agent will be sufficient service on it.

9.	GOVERNING LAW AND JURISDICTION

This deed poll is governed by the laws of New South Wales, Australia.  Verra irrevocably and unconditionally submits to the non-exclusive jurisdiction of its courts and courts of appeal from them.  Verra will not object to the exercise of jurisdiction by those courts on any basis.

  EXECUTION PAGES

Executed and delivered as a deed

Executed as a deed by Verra Mobility Corporation in the presence of:	Seal
Signature of witness	Signature of authorised signatory

Name of witness (print)	Name of authorised signatory (print)

By signing this document the witness states that they witnessed the signature of the signatory over audio visual link in accordance with s14G of the Electronic Transactions Act 2000 (NSW).